UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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AMYRIS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 8, 2011

Dear Amyris stockholder:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders to be held on Tuesday, May 24, 2011 at 9:00 a.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact. The Notice of Annual Meeting of Stockholders and the Proxy Statement provide details regarding the business to be conducted at the meeting.

We are using the Internet as our primary means of furnishing proxy materials to our stockholders. As a result, most stockholders will not receive paper copies of our proxy materials. We will instead send most stockholders a notice with instructions for accessing the proxy materials and voting over the Internet. The notice also provides information on how stockholders can obtain paper copies of our proxy materials if they wish to do so.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure that you are represented at the annual meeting.

We look forward to seeing you at the annual meeting.

John Melo

President and CEO

Emeryville, California

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing, dating and returning the proxy card as promptly as possible. Under recent regulatory changes, if you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to most proposals, including the election of directors and the advisory votes regarding executive compensation. If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

AMYRIS, INC.

5885 Hollis Street, Suite 100

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2011

The 2011 Annual Meeting of Stockholders of Amyris, Inc. will be held on Tuesday, May 24, 2011 at 9:00 a.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California for the following purposes:

1.	To elect the three Class I directors nominated by our Board of Directors (the “Board”) and named herein to serve on the Board for a three-year term.

2.	To vote on a non-binding advisory resolution regarding executive compensation (the “stockholder say-on-pay” vote).

3.	To vote on a non-binding advisory resolution regarding the frequency of the stockholder say-on-pay vote (every one, two or three years).

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

5.	To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the annual meeting is March 28, 2011. Only stockholders of record at the close of business on the record date may vote at the meeting or at any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review for any purpose relating to the meeting during our regular business hours at our headquarters in Emeryville, California for the ten days prior to the meeting.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing, dating and returning the proxy card as promptly as possible. Under recent regulatory changes, if you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to most proposals, including the election of directors and the advisory votes regarding executive compensation. If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

BY ORDER OF THE BOARD OF DIRECTORS

Tamara Tompkins

SVP, General Counsel and Secretary

Emeryville, California

April 8, 2011

AMYRIS, INC.

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amyris, Inc., a Delaware corporation, for our 2011 Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on Tuesday, May 24, 2011, at our principal executive offices, and for any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about April 8, 2011 to stockholders entitled to vote at the annual meeting.

INFORMATION REGARDING SOLICITATION AND VOTING

Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 450-0761. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders with access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders who owned our common stock at the close of business on March 28, 2011. The Notice includes instructions on how you can access the proxy materials on a website or, if you wish, request a printed set of the proxy materials. Most stockholders will not receive a printed copy of the proxy materials unless they request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse brokers, banks and other custodians, nominees and fiduciaries (“Intermediaries”) for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

QUESTIONS AND ANSWERS

Who can vote at the meeting?

The Board set March 28, 2011, as the record date for the meeting. If you owned shares of our common stock as of the close of business on March 28, 2011, you may attend and vote your shares at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of March 28, 2011, there were 43,926,313 shares of our common stock outstanding and entitled to vote.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to most of our stockholders of record and beneficial owners a Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

Some stockholders may have instructed our transfer agent or Intermediaries to deliver stockholder communications, such as proxy materials, in paper form. If you would prefer to receive your proxy materials over the Internet, please follow the instructions provided on your proxy card or voting instruction form to view the proxy materials over the Internet and follow the instructions to indicate that you agree to receive or access stockholder communications electronically in future years.

What is the quorum requirement for the meeting?

The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or represented by proxy at the meeting in order for there to be a quorum, which is required to hold the meeting and conduct business. If there is no quorum, the holders of a majority of the shares present at the meeting may adjourn the meeting to another date.

You will be counted as present at the meeting if you are present and entitled to vote in person at the meeting or you have properly submitted a proxy card or voter instruction form, or voted by telephone or over the Internet. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.

As of the record date of March 28, 2011, there were 43,926,313 shares of our common stock outstanding and entitled to vote, which means that holders of 21,963,157 shares of our common stock must be present in person or by proxy for there to be a quorum.

What proposals will be voted on at the meeting?

There are four proposals scheduled to be voted on at the meeting:

•	Election of the three Class I directors nominated by the Board and named herein to serve on the Board for a three-year term.

•	To vote on a non-binding advisory resolution regarding executive compensation (the “stockholder say-on-pay” vote).

•	Voting on a non-binding advisory resolution regarding the frequency of the stockholder say-on-pay vote (every one, two or three years).

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction form will vote the shares they represent using their best judgment.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the director nominees named in this Proxy Statement;

•

FOR the advisory resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the compensation tables;

•	THREE YEARS (holding the stockholder say-on-pay vote once every three years) for the advisory resolution regarding the frequency of the stockholder say-on-pay vote; and

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

How do I vote my shares in person at the meeting?

If your shares of Amyris common stock are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting.

If your shares are held in a brokerage account or by another Intermediary, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the Intermediary that is the record holder of the shares, giving you the right to vote the shares at the meeting. The meeting will be held on Tuesday, May 24, 2011 at 9:00 a.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the proxy materials.

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Voting by Internet or telephone. You may submit your proxy over the Internet or by telephone by following the instructions provided in the Notice, or, if you received a printed version of the proxy materials by mail, by following the instructions for Internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.

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Voting by mail. If you received printed proxy materials (or request and receive printed materials), you may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other Intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voter instruction form, or by submitting a ballot in person at the meeting.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you either indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under stock market rules, the organization that holds your shares may generally vote at its discretion only on routine matters and cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Which proposals are considered “routine” and which are considered “non-routine”?

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 (Proposal 4) is considered routine under applicable rules. The election of directors (Proposal 1), the approval of the non-binding advisory resolution regarding executive compensation (Proposal 2) and the selection of the non-binding advisory choice regarding the frequency of the stockholder say-on-pay vote (every one, two or three years) (Proposal 3), are matters that are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect there to be broker non-votes on Proposals 1, 2 and 3.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Withhold” votes and any broker non-votes in the election of directors. Broker non-votes will not count for or against any of the nominees. For the stockholder say-on-pay frequency proposal, the inspector of election will separately count votes for each of the choices and abstentions and any broker non-votes. Broker non-votes will not count for or against any of the choices. Abstentions will be counted toward the vote total for the proposal but will not count as a vote for or against any of the choices. With respect to the other proposals, the inspector of election will separately count “For” and “Against” votes, abstentions and any broker non-votes. Abstentions will be counted toward the vote totals for these proposals and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote totals for these proposals and will not count for or against the proposals.

What is the vote required to approve each of the Board’s proposals?

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Proposal 1 – Election of the Board’s three nominees for director. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will not count for or against any of the nominees.

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Proposal 2 – Approval of non-binding advisory resolution regarding executive compensation. The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward to the vote total for the proposal and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote total for this proposal and will not count for or against the proposal.

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Proposal 3 – Voting on a non-binding advisory resolution on the frequency with which we conduct the stockholder say-on-pay vote (choices are every one, two or three years). The option receiving the most votes (among votes properly cast in person or by proxy) will be approved. Abstentions will be counted toward to the vote total for the proposal but will not count as a vote for or against any of the choices. Broker non-votes will not count toward the vote total for this proposal and will not count for or against any of the choices.

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Proposal 4 – Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward to the vote total for the proposal and will have the same effect as an “Against” vote.

How can I revoke my proxy and change my vote after I return my proxy card?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by using the Internet or voting by telephone (either of which must be completed by 12:00 noon Central Time on May 23, 2011 – your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request that your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

How can I find out the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which we expect to file with the SEC within four business days after the meeting. If final voting results are not available within four business days after the meeting, we intend to file a current report on Form 8-K reporting the preliminary voting results within that period, and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our limited operating history and lack of revenues generated from the sale of our renewable products; our inability to decrease production costs to enable sales of our products at competitive prices; technical infeasibility of engineering new target molecules; delays in production and commercialization of products due to technical, operational, cost and counterparty challenges; challenges in developing customer base in markets with established and sophisticated competitors; currency exchange rate and commodity price fluctuations; changes in regulatory schemes governing genetically modified organisms and fuels, and other risks detailed from time to time in filings we make with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

PROPOSAL 1–

ELECTION OF DIRECTORS

General

Under our certificate of incorporation and bylaws, the number of authorized Amyris directors has been fixed at 11, and the Board is divided into three classes with staggered three-year terms:

•	Class I directors, whose initial term expires at this annual meeting and who are nominated for re-election;

•	Class II directors, whose initial term will expire at the annual meeting of stockholders to be held in 2012; and

•	Class III directors, whose initial term will expire at the annual meeting of stockholders to be held in 2013.

In accordance with the certificate of incorporation, the Board has assigned each member of the Board to one of the three classes, with the number of directors in each class divided as nearly equally as reasonably possible. There are three Class I seats, four Class II seats, and four Class III seats constituting the eleven seats on the Board. Stockholders are being asked to vote for the three Class I nominees listed below to serve until our 2014 Annual Meeting of Stockholders and until such director’s successor has been elected and qualified, or such director’s earlier death, resignation or removal. All the nominees are current directors of Amyris and were appointed by the unanimous written consent of the Board in connection with our 2010 reincorporation in Delaware and in preparation for our initial public offering, and all served on the board of directors of our California corporation predecessor.

Vote Required and Board Recommendation

Directors are elected by a plurality of the votes properly cast in person or by proxy. This means that the three Class I nominees receiving the highest number of affirmative (i.e., “For”) votes will be elected. At the annual meeting, proxies cannot be voted for a greater number of persons than the three nominees named in this Proposal 1 and stockholders cannot cumulate votes in the election of directors. Shares represented by executed proxies will be voted by the proxy holders, if authority to do so is not withheld for any or all of the nominees, “For” the election of the three nominees named below. If any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.

The Board recommends a vote “FOR” each nominee.

Business Experience and Qualifications of Directors

The following tables and biographies set forth information as of March 15, 2011 for each nominee for election at the annual meeting and for each director of Amyris whose term of office will continue after the annual meeting:

Nominees for Election as Class I Directors for a Term Expiring in 2014

Name	Age	Amyris Offices and Positions
Samir Kaul	37	Director, Member of Leadership Development and Compensation Committee
Carole Piwnica	53	Director, Chair of Nominating and Governance Committee
Fernando de Castro Reinach, Ph.D.	54	Director

Samir Kaul has been a member of the Board since May 2006. Mr. Kaul has been a General Partner at Khosla Ventures, a venture capital firm focusing on clean technologies, since February 2006. Previously, Mr. Kaul was a member of Flagship Ventures, a venture capital firm, from 2002 to May 2006. Prior to Flagship,

Mr. Kaul worked at The Institute for Genomic Research (TIGR). Mr. Kaul currently serves on the boards of directors of several private companies. Mr. Kaul holds a Bachelor of Science degree in Biology from the University of Michigan, a Master of Science degree in Biochemistry from the University of Maryland and a Master of Business Administration degree from Harvard University. Mr. Kaul provides our Board with wide-ranging experience in synthetic biology and high throughput system development.

Carole Piwnica has been a member of the Board since September 2009. Ms. Piwnica has been Director of NAXOS UK, a consulting firm advising private equity, since January 2008. Previously, Ms. Piwnica served as a director, from 1996 to July 2006, and Vice-Chairman of Governmental Affairs, from 2000 to 2006, of Tate & Lyle Plc, a European food and agricultural ingredients company. She was a director of S.A. Spadel N.V., a European soft drink company, from 1998 to 2004, and a chairman of Amylum Group, a European food ingredient company and subsidiary of Tate & Lyle Plc, from 1996 to 2000. From 1992 to 1996, Ms. Piwnica held general management positions and board memberships in various other European food companies, including Cacao Barry and Vital Sogéviandes. Ms. Piwnica was a member of the Biotech Advisory Council of Monsanto from May 2006 to October 2009, a member of the board of directors of Dairy Crest from 2007 until 2010 and of Toepfer Gmbh from 1996 until 2010. In 2010, she was appointed as a member of the boards of Louis Delhaize (retail, Belgium), Eutelsat (satellites, France) and Sanofi (pharmaceuticals, France). Ms. Piwnica holds a Law degree from the Université Libre de Bruxelles and a Master of Laws degree from New York University. Based on her multinational corporate leadership experience and extensive legal and corporate governance experience, Ms. Piwnica contributes guidance to the management team and the Board in leadership of multinational agricultural processing businesses and on legal and corporate governance obligations and best practices.

Dr. Fernando de Castro Reinach has been a member of the Board since September 2008. Dr. Reinach has been a consultant to Votorantim Novos Negócios Ltda., the private equity arm of Votorantim Group, a large Brazilian industrial group, since June 2010. From 2001 to May 2010, Dr. Reinach was a General Partner at Votorantim Novos Negócios Ltda. Before joining Votorantim, he was involved in the creation of two companies, Genomic Engenharia Molecular Ltda., a molecular diagnostic laboratory, and .ComDominio S/A, a datacenter company. Dr. Reinach holds a Bachelor of Science degree in biology from the University of São Paulo and a Doctor of Philosophy degree in Cell and Molecular Biology from Cornell University Medical College. Dr. Reinach’s experience with Brazilian business practices enables him to provide important insight and guidance to our management team and Board and to assist management with establishing and developing operations in Brazil.

Incumbent Class II Directors with a Term Expiring in 2012

Name	Age	Amyris Offices and Positions
Ralph Alexander	55	Director, Chair of Leadership Development and Compensation Committee
Geoffrey Duyk, M.D., Ph.D.	51	Director, Member of Audit Committee
John Melo	45	Director, President and Chief Executive Officer
Patrick Pichette	48	Director, Chair of Audit Committee and member of Leadership Development and Compensation Committee

Ralph Alexander has been a member of the Board since May 2007. Mr. Alexander has been a Managing Director at Riverstone Holdings, LLC, an energy and power-focused private equity firm, since September 2007. Previously, he served in various senior management positions with affiliates and subsidiaries of BP Plc (formerly British Petroleum), most recently as Chief Executive Officer of Innovene, BP’s olefins and derivatives subsidiary, from 2004 to December 2005, as Chief Executive Officer of BP’s Gas, Power and Renewables and Solar segment from 2001 to 2004, and as a Group Vice President in BP’s Exploration and Production segment and BP’s Refinery and Marketing segment. Mr. Alexander has served on the board of directors of Stein Mart, Inc. since August 2007. Mr. Alexander previously served on the boards of directors Anglo-American Plc from April 2005 to October 2007 and of Foster Wheeler from May 2006 to February 2007. He is currently chairman of the board of Polytechnic University. Mr. Alexander holds a Bachelor of Science degree and a Master of Science degree in Nuclear Engineering from Brooklyn Polytech (now Polytechnic Institute of New York University), and a Master of Science degree in Management Science from Stanford University. Mr. Alexander’s extensive experience with the energy industry generally and renewable fuels in particular enables him to provide important insight and guidance to our management team and Board.

Dr. Geoffrey Duyk has been a member of the Board since May 2006. Dr. Duyk is a partner of TPG Growth, LLC, an affiliate of TPG Biotechnology Partners II, L.P. Previously, he served on the board of directors and was President of Research and Development at Exelixis, Inc., a biopharmaceutical company focusing on drug discovery, from 1996 to 2003. Prior to Exelixis, Dr. Duyk was Vice President of Genomics and one of the founding scientific staff at Millennium Pharmaceuticals, from 1993 to 1996. Before that, Dr. Duyk was an Assistant Professor at Harvard Medical School in the Department of Genetics and Assistant Investigator of the Howard Hughes Medical Institute. Dr. Duyk currently serves on the boards of directors of several private companies and the non-profit Wesleyan University Board of Trustees. He served on the board of directors of Agria Corporation from August 2007 to May 2009, Cardiovascular Systems, Inc. (formerly Replidyne, Inc.) from 2004 to February 2009, Exelixis, Inc. from 1996 to 2003. Dr. Duyk holds a Bachelor of Arts degree in Biology from Wesleyan University and Doctor of Philosophy and Medicine degrees from Case Western Reserve University. Mr. Duyk’s experience with the biotechnology industry enables him to provide insight and guidance to our management team and Board.

John Melo has served as our Chief Executive Officer and a director since January 2007 and as our President since June 2008. Before joining Amyris, Mr. Melo served in various senior management positions at BP Plc (formerly British Petroleum), one of the world’s largest energy firms, from 1997 to 2006, most recently as President of U.S. Fuels Operations from 2004 until December 2006, and previously as Chief Information Officer of the refining and marketing segment from 2001 to 2003, Senior Advisor for e-business strategy to Lord Browne, BP Chief Executive, from 2000 to 2001, and Director of Global Brand Development from 1999 to 2000. Before joining BP, Mr. Melo was with Ernst & Young, an accounting firm, from 1996 to 1997, and a member of the management teams of several startup companies, including Computer Aided Services, a management systems integration company, and Alldata Corporation, a provider of automobile repair software to the automotive service industry. Mr. Melo currently serves on the board of directors of U.S. Venture, Inc. and KiOR, Inc. Mr. Melo’s experience as a senior executive at one of the world’s largest energy companies provides critical leadership in designing the fuels value chain, shaping strategic direction and business transactions, and in building teams to drive innovation.

Patrick Pichette has been a member of the Board since March 2010. Mr. Pichette has been a Senior Vice President and the Chief Financial Officer of Google Inc., an internet search company, since August 2008. Previously, he served in various senior financial management positions at Bell Canada, a telecommunications firm, from 2001 to July 2008, most recently as President, Operations from 2004 to July 2008 and, from 2002 to 2003, as Chief Financial Officer. Mr. Pichette was a partner at McKinsey & Company, a consulting firm, from 1996 to 2000, and served as Vice President and Chief Financial Officer of Call-Net Enterprises, a Canadian telecommunications company, from 1994 to 1996. Mr. Pichette served on the board of directors of Alaska Communication Systems, Inc. from 2004 to August 2008 and Aliant Communications Systems Group, Inc. from 2006 to August 2008. He currently serves on the boards of the non-profit organizations Engineers Without Borders and the Trudeau Foundation. Mr. Pichette holds a Bachelor of Arts degree in Business Administration from Université du Québec à Montréal and a Master of Arts degree in Philosophy, Politics and Economics from Oxford University, where he attended as a Rhodes Scholar. Mr. Pichette’s expertise in accounting, finance, international financial operations and management enables him to provide important insight and guidance to our management team and Board and to serve as a member of our Audit Committee.

Incumbent Class III Directors with a Term Expiring in 2013

Name	Age	Amyris Offices and Positions
Philippe Boisseau	49	Director
John Doerr	59	Director
Arthur Levinson, Ph.D.	60	Director, Lead Independent Director
Keith Kinkead Reiling, Ph.D.	37	Director, Senior Vice President of Corporate Development

Philippe Boisseau has been a member of the Board since November 2010. Since February 2007, Mr. Boisseau has been President of the Gas & Power division of Total S.A., a French oil and gas company, which handles the Total group’s role in the downstream segment of the natural gas chain and alternative energies. He has served as a member of Total’s Management Committee since January 2005. Previously, he was President, Middle East of Total’s Exploration & Production division between 2002 and February 2007 and, before that, General Manager of Total Austral in Argentina from 1999 to 2002. From 1995 to 1999, he worked in several management positions within the Refining and Marketing division in the U.S. and France. At the beginning of his career, he served in various positions within French government ministries. He graduated from the leading French engineering school Ecole Polytechnique and also has a DEA (master’s degree) in particle physics from the Ecole Normale Supérieure. Mr. Boisseau’s knowledge and experience in the development of alternative energy businesses and their interface with and integration into the traditional energy industry enables him to make a strategic contribution to the Board and provide guidance to the management team in these domains.

John Doerr has been a member of the Board since May 2006. Mr. Doerr has been a Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Mr. Doerr currently serves on the board of directors of Google Inc., as well as on the boards of directors of several private companies. Previously, Mr. Doerr served on the boards of directors of Amazon.com, Inc., Move, Inc., drugstore.com, Inc., Move, Inc. (formerly Homestore.com, Inc.), palmOne, Inc. and Sun Microsystems, Inc. Mr. Doerr holds a Bachelor of Science and a Master of Science in Electrical Engineering and Computer Science degrees from Rice University and a Master of Business Administration degree from Harvard University. Mr. Doerr’s global business leadership as general partner of Kleiner Perkins Caufield & Byers, as well as his outside board experience as director of several public companies, enables him to provide valuable insight and guidance to our management team and the Board.

Dr. Arthur Levinson has been a member of the Board since April 2010 and has served as Lead Independent Director since March 2011. Dr. Levinson has been an advisor to the Research and Early Development Center and a member of the Scientific Resource Board of Genentech, Inc., a biotechnology company, since May 2009. Previously, he served as Chief Executive Officer of Genentech, Inc. from 1995 to April 2009. Dr. Levinson has served as Chairman of the board of directors of Genentech, Inc. since 1999, and as a member of the boards of directors of Apple, Inc. since 2000, Hoffman La Roche, Inc. since March 2010 and NGM Biopharmaceutical, Inc. since October 2009. Dr. Levinson previously served on the board of directors of Google Inc. from 2004 to October 2009. He holds a Bachelor of Arts degree in Biology from the University of Washington, Seattle and a Doctor of Philosophy degree in Biochemical Sciences from Princeton University. Dr. Levinson’s experience with the biotechnology industry enables him to provide insight and guidance to our management team and the Board.

Dr. Keith Kinkead Reiling is a co-founder of Amyris and has been a member of the Board since July 2008 and from 2003 to May 2006. Dr. Reiling has served as our Senior Vice President, Corporate Development since January 2008 and also served as our President from 2003 to January 2008. He holds a Bachelor of Science degree in Physics from the University of California, Los Angeles, a Master of Science degree in Applied Physics from Columbia University and a Doctor of Philosophy degree in Biophysics from the University of California, San Francisco. Dr. Reiling provides the Board with insight into the fundamental science behind Amyris’ technology and the application of that technology in the chemicals and fuels sectors.

Arrangements Concerning Selection of Directors

There are no arrangements between any of the nominees and any other party pursuant to which such nominee has been selected as a nominee for election at the annual meeting.

Messrs. Kaul and Doerr and Dr. Duyk were appointed to the Board by Khosla Ventures, Kleiner Perkins Caufield & Byers and TPG Growth, LLC, respectively, pursuant to a voting agreement as most recently amended and restated on June 21, 2010. As of the date of this Proxy Statement, notwithstanding the expiration of the voting agreement upon completion of our initial public offering in September 2010, Messrs. Kaul and Doerr and Dr. Duyk continue to serve on the Board and we expect them to continue to serve as directors until their resignation or until their successors are duly elected by the holders of our common stock.

Mr. Boisseau was designated by Total Gas & Power USA, SAS (“Total G&P”), an affiliate of Total S.A. (Mr. Boisseau’s employer) under an agreement between Amyris and Total G&P described in more detail below. As of March 15, 2011, Total G&P beneficially owned 9,651,004 shares of the Company’s common stock, representing approximately 22.0% of our outstanding common stock (based on information furnished by Total G&P and Total G&P’s Statements of Changes in Beneficial Ownership of Securities filed with the SEC). In June 2010, we issued 7,101,548 shares of Series D preferred stock to Total G&P for an aggregate of $133.2 million at a per share price of $18.75. (The Series D preferred stock converted into 9,651,004 shares of our common stock upon the completion of our initial public offering in September 2010.) In connection with Total G&P’s equity investment, we agreed to appoint a person designated by Total G&P to serve as a member of the Board, and to use reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Total G&P to be re-nominated by the Board in the future. These membership rights terminate upon the earlier of Total G&P holding less than half of the shares of common stock issued upon conversion of the Series D preferred stock or a sale of Amyris.

Independence of Directors

Under the corporate governance rules of The NASDAQ Stock Market (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board and the Nominating and Governance Committee of the Board consult with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ rules. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Amyris, or he or she is an executive officer of any organization to which Amyris made, or from which the Amyris received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s gross revenues for that year, or $200,000, whichever is more (other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Mr. Melo and Dr. Reiling are not deemed independent because they are Amyris employees. The Board did not find Mr. Boisseau to be independent because he is an officer of Total S.A., an affiliate of Total Gas & Power USA Biotech, Inc. (with which we entered into a technology license, development, research and collaboration agreement that involves annual payments expected to exceed 5% of our yearly gross revenues and $200,000, as described in more detail later in this Proxy Statement under the caption “Transactions with Related Persons”).

The subjective test under the NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board was made in the context of the objective standards referenced above. In making independence determinations, the Board generally considers commercial, financial and professional services, and other transactions and relationships between Amyris and each director and his or her family members and affiliated entities. For each of the directors other than Messrs. Boisseau and Melo and Dr. Reiling, the Board determined that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board considered three relationships that did not exceed NASDAQ objective standards and determined that none of these relationships would interfere with the exercise of independent judgment by the director in carrying out his responsibilities as a director. The following is a description of these relationships:

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John Doerr is a manager of the general partners of entities affiliated with KPCB Holdings, Inc. As of March 15, 2011, KPCB Holdings, Inc., as nominee, held 4,183,224 shares of our common stock, representing approximately 9.5% of our outstanding common stock.

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Dr. Geoffrey Duyk is a partner of TPG Growth, LLC, an affiliate of TPG Biotechnology Partners II, L.P. As of March 15, 2011 TPG Biotechnology Partners II, L.P held 3,262,450 shares of our common stock, representing approximately 7.4% of our outstanding common stock.

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Samir Kaul is a member of the general partner of Khosla Ventures II, L.P. and Khosla Ventures III, L.P. As of March 15, 2011, entities affiliated with Khosla Ventures II, L.P. and Khosla Ventures III, L.P. held 3,262,450 shares of our common stock and Mr. Kaul beneficially owned 162,324 shares of our common stock, representing in the aggregate approximately 9.3% of our outstanding common stock.

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Fernando de Castro Reinach was an affiliate of the parent company of Lit Tele LLC during 2010 and continues to have a consulting relationship with such company. As of March 15, 2011, Lit Tele LLC held 1,463,793 shares of our common stock, representing approximately 3.3% of our outstanding common stock.

TPG Biotechnology Partners and entities affiliated with KPCB Holdings, Inc., Khosla Ventures II, L.P., Khosla Ventures III, L.P. and Lit Tele LLC purchased shares of our predecessor’s preferred stock in a series of preferred stock financings completed during the period from April 2007 through January 2010, and such preferred stock converted to common stock on completion of our initial public offering. Details regarding some of these investments and associated agreements are provided later in this Proxy Statement under the caption “Transactions with Related Persons.”

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, Amyris, our executive officers and our independent registered public accounting firm, the Board affirmatively determined that a majority of our Board is comprised of independent directors, and that the following directors are independent: Ralph Alexander, John Doerr, Dr. Geoffrey Duyk, Samir Kaul, Dr. Arthur Levinson, Patrick Pichette, Carole Piwnica, and Dr.  Fernando de Castro Reinach.

Board Leadership Structure

Our Board is composed of our Chief Executive Officer, John Melo, our Senior Vice President, Corporate Development and Founder, Keith Kinkead Reiling, and nine non-management directors. Arthur Levinson, one of our independent directors, serves the principal Board leadership role as the Board’s Lead Independent Director. (We do not currently have a separately designated Chair, and the Board does not have any policy that a Chair be separate from the Chief Executive Officer.) Dr. Levinson’s responsibilities as Lead Independent Director include providing input on Board agendas and working with management to develop agendas for meetings, calling special meetings of the Board, presiding at executive sessions of independent Board members, gathering input from Board members on Chief Executive Officer performance and providing feedback to the Chief Executive Officer, and gathering input from Board members after meetings and through an annual self-assessment process and communicating feedback to the Board and the Chief Executive Officer, as appropriate. The Board believes that having an independent presiding director helps reinforce the Board’s independence from management in its oversight of our business and affairs. The Board believes that this structure helps to create an environment that is conducive to objective evaluation and oversight of management’s performance and related compensation, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and those of our stockholders. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. Accordingly, we believe our current Board leadership structure contributes to the effectiveness of the Board as a whole and, as a result, is the most appropriate structure for us at the present time.

Role of the Board in Risk Oversight

We consider risk as part of our regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of our management, which establishes and maintains risk management processes, including prioritization, action plans and mitigation measures, designed to balance the risk and benefit of opportunities and strategies. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board as a whole oversees our risk management systems and processes, as implemented by management and the Board’s committees. As part of its oversight role, the Board has adopted an enterprise risk management process that involves management discussions with and updates to members of the Audit Committee regarding enterprise risk prioritization and mitigation. In addition, the Board uses its committees to assist in its risk oversight function as follows:

•	The Audit Committee has responsibility for overseeing our financial controls and risk and legal and regulatory matters.

•	The Leadership Development and Compensation Committee is responsible for oversight of risk associated with our compensation plans.

•	The Nominating and Governance Committee is responsible for oversight of Board processes and corporate governance related risks.

The Board receives regular reports from committee Chairs regarding the committees’ activities. In addition, discussions with the Board about our strategic plan and objectives, business results, financial condition, compensation programs, strategic transactions, and other business discussed with the Board, include a discussion of the risks associated with the particular item under consideration.

Meetings of the Board and Committees

During fiscal 2010, our Board held three meetings, and its three standing committees (the Audit Committee, Leadership Development and Compensation Committee, and Nominating and Governance Committee) collectively held five meetings. Each director attended at least 75% of the meetings (held during the period that such director served) of the Board and the committees on which such director served in fiscal 2010. The Board’s policy is that directors are encouraged to attend our annual meetings of stockholders. As we were privately held until September 2010, we did not hold an annual meeting of stockholders in 2010.

The following table provides membership and meeting information the Board and its committees in fiscal 2010:

Member of the Board in Fiscal 2010	Board(1)	Audit Committee(2)	Leadership Development and Compensation Committee (2)	Nominating and Governance Committee (2)
Ralph Alexander	X	X	Chair
Philippe Boisseau (3)	X
John Doerr	X			X
Geoffrey Duyk, M.D., Ph.D.	X	X
Samir Kaul	X		X
Arthur Levinson, Ph.D. (3)	X
John Melo	X
Patrick Pichette (3)	X	Chair	X
Carole Piwnica	X			Chair
Keith Kinkead Reiling, Ph.D.	X
Fernando de Castro Reinach, Ph.D.	X
Total meetings in fiscal 2010 (4)	3	3	1	1

(1)	The Board of Amyris, Inc. was established in June 2010 in connection with our reincorporation in Delaware. Following the reincorporation, the Board initially included Messrs. Alexander, Doerr, Kaul, Melo and Pichette, Ms. Piwnica, Dr. Duyk, Dr. Levinson, Dr. Reiling, and Dr. Reinach. Immediately prior to the reincorporation, the board of directors of our predecessor, Amyris Biotechnologies, Inc., was composed of the same individuals. Dr. Levinson was appointed as Lead Independent Director of the Board in March 2011; previously there was no Lead Independent Director or Chair.
(2)	The Board established the Audit Committee, Leadership Development and Compensation Committee and Nominating and Governance Committee of the Board of Amyris, Inc. on June 21, 2010. Amyris Biotechnologies, Inc. established an audit committee on March 10, 2010 (also composed of Messrs. Alexander, Duyk and Pichette) and established a compensation committee (composed of Mr. Doerr, Dr. Duyk and Mr. Kaul) in 2009.
(3)	Mr. Pichette was elected to the board of directors of Amyris Biotechnologies, Inc. on March 4, 2010 and Dr. Levinson was elected to the board of directors of Amyris Biotechnologies, Inc. on April 19, 2010, in each case by written consent of the shareholders of Amyris Biotechnologies, Inc. Mr. Boisseau was appointed to the Board of Amyris, Inc. in December 2010.
(4)	Includes meetings of the Board and Board committees of Amyris, Inc. in fiscal 2010. The Board acted seven times by unanimous written consent in 2010. Also in fiscal 2010, the board of directors of Amyris Biotechnologies, Inc. met five times and acted five times by unanimous written consent, and the compensation committee of Amyris Biotechnologies, Inc. met once and acted once by unanimous written consent. In addition, the audit committee of Amyris Biotechnologies, Inc. met three times.

Committees of the Board

Our Board has established an Audit Committee, a Leadership Development and Compensation Committee, and a Nominating and Governance Committee, each as described below. Members serve on these committees until their resignations or until otherwise determined by the Board.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and assists the Board in fulfilling the Board’s oversight of our accounting and system of internal controls, the quality and integrity of our financial reports, and the retention, independence and performance of our independent registered public accounting firm.

Under NASDAQ rules, we must have an audit committee of at least three members, each of whom must be independent as defined under NASDAQ and SEC rules and regulations. Our Audit Committee is currently composed of three directors: Mr. Alexander, Dr. Duyk and Mr. Pichette. Mr. Pichette is the Chair of the Audit Committee. The composition of the Audit Committee meets the requirements for independence under current NASDAQ and SEC rules and regulations. The Board has determined that each member of the Audit Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations), and is financially literate and able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Board has determined that Mr. Pichette is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) with employment experience in finance and accounting and other comparable experience that results in his financial sophistication. Being an “audit committee financial expert” does not impose on Mr. Pichette any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board. The Board has adopted a written charter for our Audit Committee that is posted at http://investors.amyris.com/governance.cfm on our company website.

The Audit Committee performs the following functions related to its oversight role:

•	oversees our accounting and financial reporting processes and audits of our consolidated financial statements;

•	oversees our relationship with our independent auditors, including appointing and changing our independent auditors and ensuring their independence;

•	reviews and approves the audit and permissible non-audit services to be provided to us by our independent auditors;

•	facilitates communication among the independent auditors, our financial and senior management, and the Board; and

•	monitors the periodic reviews of the adequacy of our accounting and financial reporting processes and systems of internal control.

In addition, the Audit Committee generally reviews and approves any proposed transaction between Amyris and any related party, establishes procedures for receipt, retention and treatment of complaints received by Amyris regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of Amyris of concerns regarding questionable accounting or auditing matters (including administration of our Whistleblower Policy established by the Nominating and Governance Committee), and oversees the review of any complaints and submissions received through the complaint and anonymous reporting procedures.

Leadership Development and Compensation Committee

Under NASDAQ rules, compensation of the executive officers of a company must be determined, or recommended to the Board for determination, either by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a compensation committee composed solely of independent directors. Amyris has established the Leadership Development and Compensation Committee for such matters, which is currently composed of three directors: Messrs. Alexander, Kaul and Pichette. Mr. Alexander is the Chair of the Leadership Development and Compensation Committee. The Board has determined that each member of the Leadership Development and Compensation Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Leadership Development and Compensation Committee that is posted at http://investors.amyris.com/governance.cfm on our company website.

The purpose of the Leadership Development and Compensation Committee is to provide guidance and periodic monitoring for all of our compensation, benefit, perquisite and employee equity programs. The Leadership

Development and Compensation Committee, through delegation from the Board, has principal responsibility to evaluate, recommend, approve and review executive officer and director compensation arrangements, plans, policies and programs maintained by Amyris and to administer our cash-based and equity-based compensation plans, and may also make recommendations to the Board regarding the Board’s remaining responsibilities relating to executive compensation. The Leadership Development and Compensation Committee discharges the responsibilities of the Board relating to compensation of our executive officers, and, among other things:

•	reviews and approves the compensation of our executive officers;

•	reviews and recommends to the Board the compensation of our directors;

•	reviews and approves the terms of any compensation agreements with our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to the Board with respect to incentive compensation and equity plans; and

•	establishes and reviews our overall compensation strategy.

The Leadership Development and Compensation Committee also reviews the Compensation Discussion and Analysis section of our annual report and proxy statement and recommends to the Board whether it be included in the proxy statement, and prepares a report of the committee for inclusion in the annual report and proxy statement for our annual meetings in accordance with SEC rules. The Leadership Development and Compensation Committee has authority to form and delegate authority to subcommittees, as appropriate.

The Board has established a Management Committee for Employee Equity Awards, consisting of our Vice President, Human Resources and our Chief Executive Officer. This committee may grant stock awards to employees who are not officers (as that terms is defined in Section 16 of the Exchange Act and Rule 16a-1 promulgated under the Exchange Act) of Amyris, provided that this committee is authorized to grant only stock awards that meet stock award grant guidelines approved by the Board or Leadership Development and Compensation Committee. These guidelines set forth, among other things, the total number of shares that may be subject to equity awards granted to employees by the Management Committee for Employee Equity Awards, and any requirements as to the size of an award based on the seniority of an employee or other factors.

Under its charter, the Leadership Development and Compensation Committee, has the authority, at the expense of Amyris, to retain legal and other consultants, accountants, experts and advisors of its choice to assist the committee in connection with its functions. During the past fiscal year, the Leadership Development and Compensation Committee directly engaged Compensia, Inc. as its compensation consultant. Compensia provided the following services on behalf of the Leadership Development and Compensation Committee during fiscal 2010:

•	reviewed and provided recommendations on composition of the peer group, and provided compensation data relating to executives at the selected peer group companies;

•	conducted a comprehensive review of the total compensation arrangements for all executive officers of Amyris;

•	provided advice on executive officers’ compensation;

•	assisted with executive equity program design, including analysis of equity mix, aggregate share usage and target grant levels;

•	conducted a Board compensation review and provided recommendations to the Leadership Development and Compensation Committee and the Board regarding director pay structure;

•	updated the Leadership Development and Compensation Committee on emerging trends/best practices in the area of executive and board compensation; and

•	reviewed and provided input to management and the Leadership Development and Compensation Committee on the Compensation Discussion and Analysis section of this Proxy Statement.

Compensia (including its affiliates) did not perform any services for us or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, designing and implementing incentive plans, and providing information on industry and peer group pay practices, which services were provided directly to our compensation committee.

The Human Resources, Finance and Legal departments of Amyris work with our Chief Executive Officer to design and develop new compensation programs applicable to executive officers and directors, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer compensation comparisons and other committee briefing materials, and to implement the decisions of the Leadership Development and Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with Compensia to convey information on proposals that management may make to the Leadership Development and Compensation Committee, as well as to allow Compensia to collect information about Amyris to develop its recommendations. In addition, our Chief Executive Officer conducts reviews of the performance and compensation of the other executive officers, and based on these reviews and input from Compensia, external legal counsel, and our Human Resources, Finance and Legal departments, makes recommendations regarding executive compensation (other than his own) directly to the Leadership Development and Compensation Committee. None of our executive officers participated in the determinations or deliberations of the Leadership Development and Compensation Committee regarding the amount of any component of his or her own fiscal year 2010 compensation.

Nominating and Governance Committee

Under NASDAQ rules, director nominees must be selected, or recommended for the Board’s selection, either by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a nominations committee composed solely of independent directors. Amyris has established the Nominating and Governance Committee for such matters, which is currently composed of two directors: Mr. Doerr and Ms. Piwnica. Ms. Piwnica is the Chair of the Nominating and Governance Committee. The Board has determined that each member of the Nominating and Governance Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Nominating and Governance Committee that is posted at http://investors.amyris.com/governance.cfm on our company website.

The purpose of the Nominating and Governance Committee is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and the Company, and to assist the Board with respect to corporate governance matters, including:

•	identifying, considering and nominating candidates for membership on the Board;

•

developing, recommending and periodically reviewing corporate governance guidelines and policies for Amyris (including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistleblower Policy and Insider Trading Policy); and

•	advising the Board on corporate governance matters and Board performance matters, including recommendations regarding the structure and composition of the Board and Board committees.

The Nominating and Governance Committee also monitors the size, leadership and committee structure of the Board and makes any recommendations for changes to the Board, reviews our narrative disclosures in SEC filings regarding the director nomination process, Board leadership structure and risk oversight by the Board, considers and approves any requested waivers under our Code of Business Conduct and Ethics, reviews and makes recommendations to the Board regarding formal procedures for stockholder communications with members of the Board, reviews with the Chief Executive Officer and Chair of the Board the succession plans for senior management positions, and oversees an annual self-evaluation process for the Board.

Director Nomination Process. In carrying out its duties to consider and nominate candidates for membership on the Board, the Nominating and Governance Committee considers a mix of perspectives, qualities and skills that would contribute to the overall corporate goals and objectives of Amyris and to the effectiveness of the Board. The committee’s goal is to nominate directors who will provide a balance of industry, business and technical knowledge, experience and capability. To this end, the committee considers a variety of characteristics for director candidates, including demonstrated ability to exercise sound business judgment, relevant industry or business experience, understanding of and experience with issues and requirements facing public companies, excellence and a record of professional achievement in the candidate’s field, relevant technical knowledge or aptitude, having sufficient time and energy to devote to the affairs of Amyris, independence for purposes of compliance with NASDAQ and SEC rules and regulations as applicable, and commitment to rigorously represent the long-term interests of our stockholders. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the committee strives to nominate directors with a variety of complementary skills and experience so that, as a group, the Board will possess the appropriate talent, skills and experience to oversee our business.

The Nominating and Governance Committee generally uses the following processes for identifying and evaluating nominees for director:

•	In the case of incumbent directors, the committee reviews the director’s overall service to Amyris during such director’s term, including performance, effectiveness, participation and independence.

•

In seeking to identify new director candidates, the committee may use its network of contacts to compile a list of potential candidates and may also engage, if deemed appropriate, a professional search firm. The committee would conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee would then meet to discuss and consider the candidates’ qualifications and select nominees for recommendation to the Board by majority vote.

The Nominating and Governance Committee will consider director candidates recommended by stockholders and will use the same criteria to evaluate all candidates. We have not received a recommendation for a director nominee for the 2011 annual meeting from a stockholder or stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: Chair of the Nominating and Corporate Governance Committee c/o Secretary of Amyris, Inc. at 5885 Hollis Street, Suite 100, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders, which for our 2012 annual meeting of stockholders is a deadline of December 10, 2011. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience and directorships for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Nominations. Stockholders who wish to nominate persons directly for election to the board at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. Please see the information later in this Proxy Statement under the caption “Stockholder Proposals to be Presented at Next Annual Meeting.” As provided in our certificate of incorporation, subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board can generally be filled only by the affirmative vote of a majority of the directors then in office. The director appointed to fill the vacancy will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified.

Stockholder Communications with Directors

The Board has established a process by which stockholders may communicate with the Board or any of its members, including the Lead Independent Director of the Board, or to the independent directors generally. Stockholders and other interested parties who wish to communicate with the Board or any of the directors may do so by sending written communications addressed to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. The Board has directed that all communications will be compiled by the Secretary and submitted to the Board or the selected group of directors or individual directors on a periodic basis. These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the Board. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the Audit Committee in accordance with the procedures described above that relate to accounting, internal accounting controls or auditing matters involving Amyris will be promptly and directly forwarded to all members of the Audit Committee.

PROPOSAL 2—

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

We are requesting the advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section (the “CD&A”), the compensation tables, and the narrative discussion set forth under “Executive Compensation” below in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For most of 2010, we were a privately-held company and all executive compensation was approved by the Board or a compensation committee, both of which were composed primarily of representatives of our major stockholders. During this period, our intent and philosophy in designing compensation packages at the time of hiring new executives was based in part on providing compensation that we thought was sufficient to enable us to attract the talent necessary to further develop our business while at the same time being prudent in the management of our cash and equity in light of the early stage of the development of our company. Compensation of our executive officers after the initial period following their hiring has been influenced by the amounts of compensation that we initially agreed to pay them as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, prevailing market conditions, the financial condition and prospects of our company, and our attempt to maintain some level of internal equity in the compensation of existing executives relative to the compensation paid to more recently hired executives.

For our 2011 executive compensation programs, our Leadership Development and Compensation Committee has conducted a review with assistance from Compensia and other advisors, and is establishing an executive compensation program incorporating the same compensation elements, but with updated and refined compensation objectives and structures in light of our recent public-company status, as discussed in more in the CD&A.

We believe our compensation program is aligned with the long-term interests of our stockholders. We urge you to read the CD&A section for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of the named executive officers. We are asking stockholders to vote on the adoption of the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Amyris, as disclosed pursuant to Rule 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion, is hereby APPROVED.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Leadership Development and Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required and Board Recommendation

The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Broker non-votes will not count toward the vote total for this proposal and will not count for or against the proposal.

The Board recommends a vote “FOR” this Proposal 2.

PROPOSAL 3—

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER SAY-ON-PAY VOTE

General

Stockholders are being provided with the opportunity to cast an advisory vote on how frequently we should seek the stockholder say-on-pay vote, as provided in Proposal 2. This advisory vote is referred to here as the “frequency of stockholder say-on-pay” vote. Under this Proposal 3, stockholders may vote on whether they would prefer to have a stockholder say-on-pay vote every year, every two years or every three years.

The stockholder say-on-pay and frequency of stockholder say-on-pay voting requirements are new and, based upon current information, the Board believes that the stockholder say-on-pay advisory vote should be conducted once every three years. The Board believes that a stockholder say-on-pay vote once every three years is most appropriate for Amyris because such a vote would provide stockholders with the appropriate timeframe to evaluate our overall compensation philosophy, design and implementation. A three-year period is more closely aligned with the longer-term view that the Leadership Development and Compensation Committee takes with respect to the more significant components our executive officers’ compensation, and would allow stockholders the opportunity to evaluate the effectiveness of these programs over the time frames that they are intended to generate performance. Additionally, a longer period between votes would provide the opportunity for stockholders and advisory services to engage in more thoughtful analysis and would facilitate more meaningful dialogue between stockholders and the Board regarding our executive compensation practices.

Stockholders may cast their votes on your preferred voting frequency by choosing the option of one year, two years or three years, or abstain from voting, when voting in response to the resolution set forth below.

“RESOLVED, that the option of 1 year, 2 years, or 3 years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Amyris is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (including the CD&A, compensation tables and narrative discussion).”

Stockholders are not voting to approve or disapprove the Board’s recommendation.

While this advisory vote on the frequency of the stockholder say-on-pay vote is non-binding, the Board and Leadership Development and Compensation Committee will give careful consideration to the choice that receives the most votes when considering the frequency of future stockholder say-on-pay votes.

Vote Required and Board Recommendation

The frequency choice receiving the most votes (among votes properly cast in person or by proxy) will be approved. Abstentions will be counted toward to the vote total for the proposal but will not count as a vote for or against any of the choices. Shares represented by executed proxies that do not indicate a vote for one of the three choices or “Abstain” will be voted by the proxy holders for the “Three Years” choice (resolving to hold a stockholder advisory vote on the frequency of the stockholder say-on-pay vote once every three years). If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Broker non-votes will not count toward the vote total for this proposal and will not count for or against the proposal.

The Board recommends a vote for “THREE YEARS” (holding the stockholder say-on-pay vote once every three years) for this Proposal 3.

PROPOSAL 4—

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since December 2006. We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Vote Required and Board Recommendation

Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward on the vote total for the proposal and will have the same effect as negative votes.

The Board recommends a vote “FOR” this Proposal 4.

Independent Registered Public Accounting Firm Fee Information

During fiscal 2010 and 2009, PricewaterhouseCoopers LLP served as our principal accountant for the audit of our annual financial statements and for the review of our financial statements included in our Quarterly Report on Form 10-Q for the third quarter of 2010 following our initial public offering in September 2010. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2010 and December 31, 2009:

	Fiscal Year Ended (in thousands)
Fee Category	2010	2009
Audit Fees	$2,313	$370
Audit-Related Fees	144	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,457	$370

The “Audit Fees” category includes aggregate fees billed in the relevant fiscal year for professional services rendered for the audit of annual financial statements and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

The “Audit-Related Fees” category includes aggregate fees billed in the relevant fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and that are not reported under the “Audit Fees” category. The audit-related fees above include fees billed in the fiscal years ended December 31, 2009 and 2010 for attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

The “Tax Fees” category includes aggregate fees billed in the relevant fiscal year for professional services for tax compliance, tax advice and tax planning. We did not incur any fees related to tax services from PricewaterhouseCoopers LLP in the years ended December 31, 2009 or 2010.

The “All Other Fees” category includes aggregate fees billed in the relevant fiscal year for products and services provided by the principal accountant other than the services reported under the other categories described above. We did not incur any fees in this category in the years ended December  31, 2009 or 2010.

Audit Committee Pre-Approval of Services Performed by our Independent Registered Public Accounting Firm

The Audit Committee’s charter requires it to approve all fees and other compensation paid to, and pre-approve all audit and non-audit services performed by, the independent registered public accounting firm. The charter permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. To date, the Audit Committee has not delegated such pre-approval authority.

In determining whether to approve audit and non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of PricewaterhouseCoopers in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. No non-audit services were provided by PricewaterhouseCoopers LLP in 2010 or 2009.

All fees paid to, and all services provided by, PricewaterhouseCoopers LLP during fiscal years 2010 and 2009 were pre-approved by the Audit Committee in accordance with the pre-approval procedures described above.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements for the fiscal year ended December 31, 2010. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Amyris, Inc. Audit Committee of the Board

Patrick Pichette (Chair)

Ralph Alexander

Geoffrey Duyk

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing unless expressly incorporated into such subsequent filing.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board has adopted written Corporate Governance Principles to provide the Board and its committees with operating principles designed to enhance the effectiveness of the Board and its committees, to establish good Board and Committee governance, and to establish the responsibilities of management and the Board in supporting the Board’s activities. The Corporate Governance Principles set forth a framework for the Company’s governance practices, including composition of the Board, director nominee selection, Board membership criteria, director compensation, Board education, meeting responsibilities, access to employees and information, executive sessions of independent directors, standing Board committees and their functions, and responsibilities of management.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Amyris as required by NASDAQ governance rules. Our Code of Business Conduct and Ethics includes a section entitled “Code of Ethics for Chief Executive Officer and Senior Financial Officers,” providing additional principles for ethical leadership and a requirement that such individuals foster a culture throughout Amyris that helps ensure the fair and timely reporting of our financial results and condition. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website at http://investors.amyris.com/governance.cfm. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the corporate governance section of our website at http://investors.amyris.com/governance.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 15, 2011, by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.

Information with respect to beneficial ownership has been furnished to us by each director and executive officer, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 43,870,446 shares of our common stock outstanding on March 15, 2011. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent Of Class (%)
5% Stockholders
Total Gas & Power USA, SAS(1)	9,651,004	22.0
Entities affiliated with Kleiner Perkins Caufield & Byers(2)	4,183,224	9.5
Entities affiliated with Khosla Ventures(3)	3,961,166	9.0
TPG Biotechnology Partners II, L.P.(4)	3,262,450	7.4
Maxwell (Mauritius) Pte Ltd.(5)	2,724,766	6.2

Directors and Named Executive Officers
John Melo(6)	1,502,983	3.3
Ralph Alexander(7)	45,000	*
Philippe Boisseau(1)(8)	9,651,004	22.0
John Doerr(2)(9)	3,937,217	9.0
Geoffrey Duyk, M.D.(4)(10)	—	—
Samir Kaul(3)(11)	4,062,162	9.3
Arthur Levinson(12)	113,333	*
Patrick Pichette(13)	100,000	*
Carole Piwnica	—	—
Keith Kinkead Reiling(14)	948,000	2.2
Fernando de Castro Reinach	—	—
Jeryl Hilleman(15)	251,500	*
Peter Boynton(16)	202,250	*
Mario Portela(17)	262,250	*
Tamara Tompkins(18)	243,000	*

All Directors and Executive Officers as a Group (20 Persons)(19)	22,813,699	48.4

*	Represents beneficial ownership of less than 1%.
(1)	The address of Total Gas & Power USA, SAS is 2, Place Jean Millier, 92078 Paris La Défense CEDEX, France.
(2)	Includes 3,724,558 shares of common stock held by Kleiner Perkins Caufield & Byers XII, LLC (“KPCB XII”) and, 67,952 shares held by KPCB XII Founders Fund, LLC (“KPCB XII Founders”), 144,707 shares beneficially held by Clarus, LLC, whose manager is L. John Doerr, and 246,007 shares held by other individual managers. KPCB XII Associates, LLC is the managing member of KPCB XII, KPCB XII Founders and Clarus, LLC, and, as such, may also be deemed to possess sole voting and investment control over the shares held by such entities. Mr. Doerr is a manager of the KPCB XII Associates, LLC and, as such, has shared voting and investment control over the shares held by these entities. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for Mr. Doerr and these entities is 2750 Sand Hill Road, Menlo Park, CA 94025.
(3)	Includes 3,334,985 shares of common stock held by Khosla Ventures II, L.P. (“Khosla II”) and 564,853 shares of common stock held by Khosla Ventures III, L.P. (“Khosla III”) and 61,328 shares of common stock held by VK Services, LLC (“VK Services”). Khosla Ventures Associates II, LLC (“KVA II”), which does not directly own any Amyris securities, is the general partner of Khosla II and, as such, possesses shared voting control over the shares owned by Khosla II. VK Services is the manager of KVA II and, as such, possesses shared voting and investment control over the shares owned by Khosla II. KVA II and VK Services disclaim beneficial ownership of the shares held by Khosla II, except to the extent of their pecuniary interests therein. Khosla Ventures Associates III, LLC (“KVA III”), which does not directly own any Amyris securities, is the general partner of Khosla III and, as such, possesses shared voting and investment control over the shares owned by Khosla III. VK Services is the manager of KVA III and, as such, possesses shared voting and investment control over the shares owned by Khosla III. KVA III and VK Services disclaim beneficial ownership of the shares held by Khosla III, except to the extent of their pecuniary interests therein. Vinod Khosla, who does not directly own any Amyris securities, serves as the manager of VK Services and, as such, possesses shared voting and investment control over the shares owned by Khosla II, Khosla III and VK Services. Mr. Khosla disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein. Mr. Kaul, one of our directors, is a member of the general partners of Khosla II and Khosla III and as such may be deemed to have shared voting and investment power with respect to shares held by these entities. Mr. Kaul disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address for Messrs. Khosla, Kaul and these entities is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, CA 94025.
(4)	Includes 3,262,450 shares of common stock (the “TPG Stock”) held by TPG Biotechnology Partners II, L.P. (“Partners II”), a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). Messrs. David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors, and may therefore be deemed to beneficially own the TPG Stock. The address for each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(5)	Maxwell (Mauritius) Pte Ltd (“Maxwell”) is wholly owned by Cairnhill Investments (Mauritius) Pte Ltd (“Cairnhill”), which is wholly owned by Fullerton Management Pte Ltd, which is wholly owned by Temasek Holdings (Private) Limited. Each of these entities possesses shared voting and investment control over the shares held by Maxwell. The address of for these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891.

(6)	Represents 1,502,983 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2011. If these options were exercised in full, 455,062 of these shares would be subject to vesting and a right of repurchase in our favor upon Mr. Melo’s cessation of service prior to vesting.
(7)	Represents 45,000 shares of common stock issuable upon exercise of vested options that are exercisable within 60 days of March 15, 2011.
(8)	Represents shares held by Total Gas & Power USA, SAS of which Mr. Boisseau is an affiliate.
(9)	Represents shares held by entities affiliated with Kleiner Perkins Caufield & Byers of which Mr. Doerr is an affiliate but excludes 246,007 of these shares over which Mr. Doerr has no voting or investment power.
(10)	Dr. Duyk, who is one of our directors, is a partner of TPG Growth, LLC, which is an affiliate of Partners II. Dr. Duyk has no voting or investment power over and disclaims beneficial ownership of the TPG Stock. The address of Dr. Duyk is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(11)	Includes (i) shares held by entities affiliated with Khosla Ventures of which Mr. Kaul is an affiliate, excluding 61,328 shares held by VK Services over which Mr. Kaul has no voting or investment power, and (ii) 162,324 shares owned by the Kaul Family Revocable Trust, of which Mr. Kaul is a trustee.
(12)	Represents 113,333 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2011. If these options were exercised in full, 66,667 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Dr. Levinson’s cessation of service prior to vesting.
(13)	Represents 100,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2011. If these options were exercised in full, 66,667 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Mr. Pichette’s cessation of service prior to vesting.
(14)	Includes (i) 863,000 shares of common stock held by Dr. Reiling and (ii) 85,000 shares issuable upon exercise of options of Dr. Reiling that are exercisable within 60 days of March 15, 2011. If these options were exercised in full, 24,084 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Dr. Reiling’s cessation of service prior to vesting.
(15)	Includes (i) 25,445 shares of common stock beneficially owned by the Hilleman/Albright Family Trust dated July 24, 1990, of which Ms. Hilleman is a trustee, of which 8,906 are unvested as of March 15, 2011 and subject to a lapsing right of repurchase in our favor and (ii) 226,055 shares issuable upon exercise of options held by Ms. Hilleman that are exercisable within 60 days of March 15, 2011. If these options were exercised in full, 95,262 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Ms. Hilleman’s cessation of service prior to vesting.
(16)	Represents 202,250 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2011. If these options were exercised in full, 143,334 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Mr. Boynton’s cessation of service prior to vesting.
(17)	Represents 262,250 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2011. If these options were exercised in full, 186,334 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Mr. Portela’s cessation of service prior to vesting.
(18)	Includes (i) 100,000 shares of common stock and (ii) 143,000 shares issuable upon exercise of options that are exercisable within 60 days of March 15, 2011. If these options were exercised in full, 35,834 of the shares resulting from such exercise would be subject to vesting and a right of repurchase in our favor upon Ms. Tompkins’ cessation of service prior to vesting.
(19)	Includes the shares described in footnotes (6) through (18) above. Also includes holdings by executive officers not named in the table of (i) 900,000 shares of common stock and (ii) 595,000 shares issuable upon exercise of options beneficially owned by executive officers within 60 days after March 15, 2011, of which 251,585 shares, if these options were exercised in full, would be subject to vesting and a right of repurchase in our favor upon such executive officers’ cessation of service prior to vesting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and any person or entity who owns more than ten percent of a registered class of our common stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during 2010, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information concerning our common stock reserved for issuance in connection with our 2005 Stock Option/Stock Issuance Plan and our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,214,637		$8.05	3,469,886	(1)(2)
Equity compensation plans not approved by security holders	60,000	(3)	3.93	—

TOTAL	7,274,637		$8.02	3,469,886

(1)	Includes 3,301,259 shares reserved for issuance under our 2010 Equity Incentive Plan and 168,627 shares reserved for issuance under our 2010 Employee Stock Purchase Plan. No shares are reserved for future issuance under the 2005 Stock Option/Stock Issuance Plan other than shares issuable upon exercise of equity awards outstanding under such plan.
(2)	See discussion below regarding formulas contained in the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan that automatically increase the number of securities available for future issuance under such plans.
(3)	Includes 60,000 shares reserved for issuance upon exercise of a stock option granted to an entity outside of our equity compensation plans. The stock option was granted to one of our stockholders in connection with Fernando de Castro Reinach’s Board service. The non-statutory stock option had an exercise price of $3.93 per share, and was granted on September 15, 2008 with a term of 10 years. The option has a three-year vesting schedule, vesting and becoming exercisable in 12 equal quarterly installments, commencing from the grant date, subject to continued Board service by Dr. Reinach. Dr. Reinach has no beneficial ownership over the securities issuable upon exercise of this option. The option will become fully vested if there is a change in control of Amyris during the service period unless it is assumed, consistent with awards under our 2005 Stock Option/Stock Issuance Plan.

The 2010 Equity Incentive Plan includes all shares of our common stock reserved for issuance under our 2005 Stock Option/Stock Issuance Plan immediately prior to our initial public offering that were not subject to outstanding grants as of the completion of such offering. In addition, any shares of our common stock (i) issuable upon exercise of stock options granted under our 2005 Stock Option/Stock Issuance Plan that cease to be subject to such options and (ii) issued under our 2005 Stock Option/Stock Issuance Plan that are forfeited or repurchased by us at the original price will become part of the 2010 Equity Incentive Plan reserve.

The number of shares available for grant and issuance under the 2010 Equity Incentive Plan will be increased on January 1 of each of the ten calendar years commencing with 2011 by an amount equal to the lesser of (1) five percent of our shares outstanding on the immediately preceding December 31 and (2) a number of shares as may be determined by the Board or Leadership Development and Compensation Committee in their discretion. In addition, shares will again be available for grant and issuance under our 2010 Equity Incentive Plan that are:

•

subject to issuance upon exercise of an option or stock appreciation right granted under our 2010 Equity Incentive Plan and that cease to be subject to such award for any reason other than the award’s exercise;

•	subject to an award granted under our 2010 Equity Incentive Plan and that are subsequently forfeited or repurchased by us at the original issue price;

•	surrendered pursuant to an exchange program; or

•	subject to an award granted under our 2010 Equity Incentive Plan that otherwise terminates without shares being issued.

During the first eight years of the life of the 2010 Employee Stock Purchase Plan, the number of shares reserved for issuance will increase automatically on the first day of each January, starting with January 1, 2011, by the number of shares equal to one percent of our total outstanding shares as of the immediately preceding December 31st. The Board or Leadership Development and Compensation Committee will be able to reduce the amount of the increase in any particular year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion describes and analyzes our compensation for our named executive officers for 2010, which include our President and Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer as set forth in the “Summary Compensation Table” below, or our “named executive officers.” Accordingly, this Compensation Discussion and Analysis describes our 2010 executive compensation program and 2010 compensation policies and decisions for:

•	John Melo, President and Chief Executive Officer (“CEO”)

•	Jeryl Hilleman, Chief Financial Officer (“CFO”)

•	Mario Portela, Chief Operating Officer

•	Peter Boynton, Chief Commercial Officer

•	Tamara Tompkins, Senior Vice President, General Counsel and Secretary

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of hydrocarbon molecules—flexible building blocks which can be used in a wide range of products. Since our formation we have conducted substantial efforts to, and we continue to, further develop our technology platform. We have also engaged in extensive discussions and negotiations with third parties that we expect will provide facilities and feedstock for the production of our products and other third parties that we expect will purchase those products. Recently, we have entered into various agreements and joint ventures for production capacity and product development and distribution, and we intend to enter into additional agreements to secure customers and develop our supply chain and products. We have raised a substantial amount of capital from investors to support our growth as we seek to bring our products to market as well as from other entities for the provision of collaborative research services and from government grants. Our success depends, among other things, on attracting and retaining executive officers with experience and skills in a number of different areas as we continue to drive improvements in our technology platform and production process and to develop and commercialize products.

We were formed in 2003 and completed our initial public offering in September 2010. While our founders continue to serve us in key capacities, we have added a number of executive officers since our formation, including our CEO, CFO and other executives. These additional officers have joined us at various times from 2005 to present.

Compensation Philosophy and Objectives and Elements of Compensation

To date, our intent and philosophy in designing compensation packages at the time of hiring new executives has been based in part on providing compensation that we thought was sufficient to enable us to attract the talent necessary to further develop our business while at the same time being prudent in the management of our cash and equity in light of the stages of development of our company. Compensation of our executive officers after the initial period following their hiring has been influenced by the amounts of compensation that we initially agreed to pay them as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, prevailing market conditions, the financial condition and prospects of our company, and our attempt to maintain some level of internal equity in the compensation of existing executives relative to the compensation paid to more recently hired executives.

We have compensated our executives with a combination of salaries, cash bonuses and stock option awards. We believe this combination of cash and equity is largely consistent with the forms of compensation provided by other companies with which we compete for executive talent, and as such is a package that matches the expectations of our executives and of the market for executive talent. We also believe that it provides an appropriate blend of compensation to retain our executives, reward them for performance in the short term and induce them to contribute to the creation of value in the company over the long term. We view the different components of our executive compensation as distinct, each serving particular functions in furthering our compensation philosophy and objectives.

Base Salary. We believe we must maintain a base salary that is sufficiently competitive to position us to attract the executives we need and that it is important for our executives to perceive that over time they will continue to have the opportunity to earn a salary that they regard as competitive.

Cash Bonuses. The ability to earn cash bonuses should provide incentives to executives to effectively pursue goals established by the Board and should be regarded by executives as appropriately rewarding effective performance against these goals. We have in the past sought to establish target bonus levels and performance goals for executives at the beginning of the year to help ensure that our performance goals, and the bonus attainable for achieving these goals, were well understood by executives. For 2010, executive cash bonuses were paid primarily on a discretionary basis based on overall corporate achievements and the Board’s assessment of the individual executive’s contribution.

Equity Awards. Our equity awards are also designed to be sufficiently competitive to allow us to attract executives. Through fiscal 2010, we used stock options as the sole form of equity awards for executive officers. Because our executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these options will have value to our named executive officers only if the market price of our common stock increases after the date of grant. Typically, since November 2007, our initial stock option awards to executives vest and become exercisable at a rate of 20% upon the one-year anniversary of the vesting commencement date (usually the date of grant or the date that the individual commences employment) and then monthly over the following four years. Subsequent awards typically have the same five-year vesting schedule except that there is no one-year “cliff,” so they vest monthly over the entire five-year period. The vesting schedule of these option awards was designed to align the interests of our executives with those of the stockholders by creating an incentive to build stockholder value over a long-term and to provide a strong retention incentive. The Board also determined that, in order to attract qualified executives in our market, it was highly desirable to provide equity compensation regarded as competitive relative to the compensation provided by other privately held, venture-backed companies (which was our status until our initial public offering in September 2010).

We grant equity awards to our executive officers in connection with their hiring. The size of initial stock option awards has been determined based on the executive’s position with us and takes into consideration the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of the companies that participate in the survey that we have reviewed in the past (described in more detail below) in connection with establishing our overall compensation policies. The initial stock option awards were intended to provide the executive with an incentive to build value in the organization over an extended period of time, while remaining consistent with our overall compensation philosophy. Insofar as we have to date incurred operating losses and consumed substantial amounts of cash in our operations, and to compensate for cash salaries and cash bonus opportunities that were, in certain cases, lower than those offered by other employers, we have sought to attract executives to join us by awarding stock options that would have the potential to provide significant value if we were successful.

We may also grant additional equity in recognition of a commendable performance and in connection with a significant change in responsibilities. In the past, the Board granted equity awards based on input from management and, in some cases, recommendations from its compensation committee. Following our initial public offering in September 2010, stock options have been granted by our Leadership Development and Compensation Committee. In approving awards, the Board or Leadership Development and Compensation Committee has taken into account various factors. These factors have included the responsibilities, past performance and anticipated future contribution of the executive officer, the executive’s overall compensation package and the executive’s existing equity holdings in Amyris.

Stock options are granted with an exercise price equal to the fair market value of our common stock on the applicable date of grant. Under our 2010 Equity Incentive Plan, the fair market value of our stock is the closing price of our common stock on NASDAQ on the date of determination.

Post IPO Philosophy and Objectives. In late 2010 and early 2011, we reviewed our compensation philosophy in light of our recent status as a public company. We intend to provide a competitive compensation program that will enable us to attract and retain top executives and employees. We continue to aim to balance and reward annual and long-term performance with a total compensation package that includes a mix of both cash and equity. Our compensation program is intended to aligns the interests of management/key employees and stockholders and to encourage the creation of stockholder value by providing long-term incentives through equity ownership. A discussion of target pay position, expressed as a percentile among selected compensation peers, is provided below under “Use of Competitive Data.”

Compensation Policies and Practices As They Relate to Risk Management

Our Leadership Development and Compensation Committee determined, through discussions with management and Compensia, the compensation consultant retained by the Leadership Development and Compensation Committee as described above in this Proxy Statement under the caption “Proposal 1 – Election of Directors—Committees of the Board,” at a committee meeting held in March 2011, that our policies and practices of compensating our employees, including executive officers, are not reasonably likely to have a material adverse effect on us. The assessment conducted by the committee focused on the key terms of our bonus payments and equity compensation programs in 2010, and our plans for such programs in 2011. Among other things, the committee focused on whether our compensation programs created incentives for risk-taking behavior and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. Based on these considerations the committee determined that our compensation programs, including our executive and non-executive compensation programs, provide an appropriate balance of incentives and do not encourage our executives or other employees to take excessive risks or otherwise create risks that are likely to have a material adverse effect on us.

Compensation Decision Process

Historic. From our formation through our initial public offering in September 2010, the Board has overseen the compensation of our executive officers and our executive compensation programs and initiatives. While we had a Compensation Committee of the Board during this time, that committee acted in an advisory role, assisting the Board in compensation matters. The Board also sought, and received, significant input from our CEO with regard to the performance and compensation of executives other than himself.

Post IPO. Following our reincorporation in Delaware in June 2010, the Board formed a Leadership Development and Compensation Committee and adopted a charter for the new committee. Under the charter, the Board delegated to the committee the authority and responsibility to discharge the responsibilities of the Board relating to compensation of our executive officers. This includes, among other things, review and approval of the compensation of our executive officers and of the terms of any compensation agreements with our executive officers. Please see the additional detail regarding the functions and composition of the Leadership Development and Compensation Committee above in this Proxy Statement under the caption “Proposal 1 – Election of Directors—Committees of the Board.”

In general, our Leadership Development and Compensation Committee is responsible for the design, implementation and oversight of our executive compensation program. In accordance with its charter, the committee now determines the annual compensation of our CEO and other executive officers and reports its compensation decisions to the Board. The committee also administers our equity compensation plans, including our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Generally, our CEO, General Counsel and Vice President, Human Resources make recommendations to the Leadership Development and Compensation Committee regarding the compensation for our named executive officers (other than with respect to compensation of our CEO) based on their assessment of company results, each executive’s contributions to these results, his or her progress toward achieving his or her individual goals, and input from our Human Resources department and Compensia. The Leadership Development and Compensation Committee’s decisions regarding our CEO’s compensation are based on its assessment of company results, his contributions to these results, his progress toward achieving his individual goals, and market data.

Role of Compensation Consultant. In preparation for a review of executive compensation programs in 2011, the Leadership Development and Compensation Committee retained Compensia, a compensation consulting firm, to provide it with advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. For 2011, we expect that Compensia will assist in the preparation of compensation materials for executive compensation proposals in advance of Leadership Development and Compensation Committee meetings, including changes to compensation levels for executives, the design of our equity programs, and the design of our severance and change-in-control policies and other executive benefit programs. We also expect that Compensia will review and advise the Leadership Development and Compensation Committee on compensation materials relating to executive compensation prepared by management for committee consideration. In addition, in December 2010, Compensia assisted the Leadership Development and Compensation Committee in developing and adopting a compensation peer group (discussed below).

We expect that Compensia, under the direction of the Leadership Development and Compensation Committee, will periodically conduct a review of the competitiveness of our executive compensation programs, including base salaries, cash bonus compensation, equity awards and other executive benefits, by analyzing the compensation practices of companies in our compensation peer group, as well as data from third-party compensation surveys. The Leadership Development and Compensation Committee will use the results of this analysis to assess the competitiveness of our executives’ total compensation, and to determine whether each element of such total compensation is properly aligned with reasonable and responsible practices among our peers.

The Leadership Development and Compensation Committee also retained Compensia for assistance in reviewing and deciding on director compensation programs, and to provide market data and materials to management and the committee.

Use of Competitive Data. To monitor the competitiveness of our executives’ compensation, the Leadership Development and Compensation Committee adopted a compensation peer group that reflects the pay of executives in comparable positions at similarly-situated companies. This compensation peer group (the “Peer Group”) is composed of a cross-section of publicly-traded, U.S.-based companies of similar size to Amyris (in revenues and market capitalization) from related industries (alternative energy / clean technology, chemicals / biofuels, and biotechnology). Based on these criteria, the following companies were included in the Peer Group adopted by the Leadership Development and Compensation Committee in December 2010 for use in assessing the market position of our executive compensation for 2011:

Alternative Energy / Clean Tech.	Chemicals / BioFuels	Biotechnology

▶ A123 Systems, Inc.

▶ American Superconductor Corporation

▶ Broadwind Energy Inc.

▶ Codexis, Inc.

▶ Ener1, Inc.

▶ Energy Recovery, Inc.

▶ EnerNOC, Inc.

▶ FuelCell Energy, Inc.

▶ Ormat Technologies, Inc.

▶ Tesla Motors, Inc.

	▶ Balchem Corporation ▶ Clean Energy Fuels Corp. ▶ Martek Biosciences Corp. ▶ Metabolix, Inc. ▶ Rentech, Inc. ▶ Verenium Corporation	▶ Acorda Therapeutics Inc. ▶ Alkermes, Inc. ▶ Alnylam Pharmaceuticals, Inc. ▶ Cepheid ▶ Exelixis, Inc. ▶ Isis Pharmaceuticals, Inc. ▶ Onyx Pharmaceuticals, Inc.

In addition to reviewing analysis of the compensation practices of the Peer Group, the Leadership Development and Compensation Committee looks to the collective experience and judgment of its members and advisors in determining total compensation and the various compensation components provided to executive officers. While the Leadership Development and Compensation Committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting executive compensation due to the unique nature of our business, it believes that this information is a valuable reference source during its decision-making process. The Leadership Development and Compensation Committee considered data regarding the Peer Group in evaluating and recommending bonuses paid to the named executive officers in December 2010.

In making compensation decisions for executive officers for 2010 and prior years, we referred to compensation survey data regarding competitive conditions in our market. With regard to annual base salaries and annual cash incentive bonus opportunity targets for fiscal year 2010, the Board reviewed comprehensive compensation data from the Radford Global Life Sciences Survey, which aggregated survey results from approximately 50 biotechnology, pharmaceutical and medical device companies in Northern California with revenues of less than $1 billion.

Target Compensation Levels. For 2010 and prior years, we generally targeted the 50th percentile of our competitive market for total cash (base salary and cash bonus) and for benefits, as determined based on the Radford survey described above. Equity has been a critical and prominent component in our overall compensation package and we believe that it will remain an important tool for attracting, retaining and motivating our key talent by providing an opportunity for wealth creation as a result of Amyris’ success. As a result, we have generally targeted the 75th percentile of the competitive market for equity compensation based on the Radford survey. In December 2010 and March 2011, the Leadership Development and Compensation Committee reviewed an analysis by Compensia of our executive compensation levels in light of our recent status as a public company and the Peer Group. Based on data compiled from the Peer Group, supplemented by data from the Radford Global Life Sciences Survey, this analysis indicated that the target total cash compensation for our executives (current base salary plus target incentive opportunity) was approximately aligned with the 25th percentile of the competitive market, with base salaries at generally within the 40th to 50th percentile with variation among executives), and target bonuses generally within the 20th to 40th percentile, with variation among executives. Equity award levels were generally found to be in line with the 75th percentile of the competitive market. The Leadership Development and Compensation Committee also reviewed and approved our proposed target executive compensation levels for 2011 in light of our recent status as a public company and the Peer Group. For 2011, we expect to target, with respect to the named executive officers, the market 40th percentile for base salary and total cash compensation and to continue to target the 75th percentile for equity compensation, based on compensation data from the Peer Group, supplemented by data from industry surveys.

2010 Compensation

Background. In the wake of the 2008 global economic crisis, the Board initially did not consider any salary adjustments or cash bonuses for our named executive officers in 2009, and did not put in place any cash bonus program for 2009. Later in 2009, it appeared that the deterioration in global economic conditions had slowed, if not ceased. Activity in the public equity markets in the U.S. and in venture capital financings began to suggest that the ability for privately held companies to raise capital, while still challenging, was improving from the conditions existing in late 2008 and most of 2009. Recognizing this improvement, the Board approved cash bonuses and increases to base salaries of certain of our named executive officers, as described in more detail below.

Base Salaries. In January 2010, in light of improving economic conditions in late 2009 and early 2010, the Board approved an increase in the annual salary of our CEO, Mr. Melo, by $100,000, to $500,000. This salary increase was made in recognition of Mr. Melo’s leadership with respect to the completion of our Series C convertible preferred stock financing during the latter half of 2009, which resulted in aggregate gross proceeds of approximately $61.1 million, progress that we made with sugar and ethanol producers for securing production capacity in Brazil, and expansion of the management team through the hiring of a chief operating officer and chief commercial officer in November 2009. In addition, the Board approved an increase in the annual salary of our General Counsel, Ms. Tompkins, of $29,500, to $300,000, recognizing that Ms. Tompkins’ responsibilities had increased substantially as we continued to increase the size and scope of our operations and that her salary was lower than that of the other named executive officers by approximately this amount. The Board also took into account that each of these officers last received a salary increase effective January 1, 2008. In light of these salary adjustments for Mr. Melo and Ms. Tompkins, the bonus payments discussed below, and the fact that Messrs. Boynton and Portela had joined Amyris relatively recently (January 2008 and November 2009, respectively), the Board did not consider further salary adjustments in 2010, and the base salaries of the named executive officers remained for the duration of 2010 at the same levels they were at the end of 2009, as set forth in “Summary Compensation Table” set forth below.

Cash Bonuses. For 2010, the target cash bonus levels set for our named executive officers were $200,000 for Mr. Melo (set by the Board, as increased from the initial target bonus of $75,000 set for Mr. Melo when he joined the company in 2007), $120,000 for Mr. Boynton (based on his offer letter), $100,000 for each of Ms. Hilleman and Mr. Portela (based on their offer letters), and not established for Ms. Tompkins (who joined the company in early 2005 and did not have a target cash bonus level set in her employment documentation). Other than a general understanding that success in achieving company and individual performance goals would create eligibility for cash bonuses, if any were to be awarded, and the existence of cash bonus award targets as described above, no formal bonus plan was established for 2010, and all cash bonus awards were discretionary.

In 2010, the named executive officers received several discretionary cash bonuses, awarded by the Board in recognition of company performance and achievement of various milestones, as described below. As noted above, there was no formal bonus plan for 2010 applicable to named executive officers, so these bonuses were awarded in the discretion of the Board in recognition of corporate achievements through the year.

In April 2010, the Board approved an additional cash bonus payment to Mr. Melo of $150,000, net of taxes, for an aggregate bonus payment of $224,048 in recognition of his leadership with respect to the completion of our Series C-1 convertible preferred stock financing, which resulted in aggregate gross proceeds of $47.8 million, establishment of our Brazil production plant joint venture with Usina São Martino, SMA Indústria Química S.A., and filing our registration statement for our initial public offering. In September 2010, the Board approved an additional cash bonus payment to Ms. Tompkins of $150,000 in recognition of her recent performance achievements on behalf of the company, including her work on our Brazil production plan joint venture and our initial public offering, and the closing of our Series C-1 and Series D convertible preferred stock financings in March and June 2010, respectively, which resulted in aggregate gross proceeds of approximately $181.0 million.

In December 2010, the Leadership Development and Compensation Committee approved cash bonus payments to all of the named executive officers. Mr. Melo received a bonus of $200,000 and the other named executive officers each received a bonus of $100,000. These bonuses were approved based on company performance and accomplishments during 2010, and the role of the named executive officers in achieving these results. These bonus payments were made in recognition of the exceptionally high level of corporate activity during 2010, and the success of the named executive officers in guiding the company to successful completion of company goals during the period. These corporate accomplishments included:

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the successful completion of several major commercial partnerships, including among others the SMA Indústria Química S.A. joint venture, a broad-based chemicals and fuels research, development and commercialization collaboration agreement with Total Gas & Power USA Biotech, Inc., a base oil development, production and commercialization joint venture with Cosan SA Industria e Comércio, a collaboration agreement with M&G Finanziaria S.R.L. that establishes terms under which M&G may purchase our farnesene for use in M&G’s polyethylene terephthalate resins to be incorporated into containers for food, beverages and other products, a supply agreement with the Procter & Gamble Company that establishes terms under which Procter & Gamble may purchase our farnesene for use in its products, and an agreement with Soliance for the development and commercialization of farnesene-based squalane for use as an emollient ingredient in cosmetics products;

•	the array of financing transactions we completed in 2010, including our Series C-1 and Series D convertible preferred stock financings described above; and

•	our initial public offering completed in September 2010 with aggregate gross proceeds of $97.5 million.

Other major corporate accomplishments considered by the committee were our technological advancement in improving production efficiency, our on-plan scale-up of engineering capacity for farnesene production, our identification and development of new product verticals, the execution of research, collaboration and supply agreements with customers to support our product revenue targets for 2011, and establishment of infrastructure to support our operations (such as executing agreements for access to feedstock and production capacity, development of scale-up plans for commercialization of new products, establishing public company processes, facility expansion, and hiring of experienced personnel expansion to support corporate objectives). The committee also considered the company’s history of bonus payments to executives and the below-target total cash compensation currently in effect for executives (based on the competitive analysis described above under “Compensation Decision Process”).

Stock Option Awards. In January 2010, the Leadership Development and Compensation Committee awarded stock options to three of our named executive officers. These included options to purchase 260,000 shares of our common stock for each of Messrs. Portela and Boynton pursuant to the commitments we made at time of their hiring, and an option to purchase 30,000 shares of our common stock for Ms. Tompkins in recognition of her 2009 performance, including her support in the completion of our Series C convertible preferred stock financing and progress that we made with sugar and ethanol producers for securing production capacity in Brazil. In April 2010, the committee awarded an option to purchase 298,004 shares of our common stock to Mr. Melo to refresh his option holdings for retention purposes, to bring his total option position in the company up to a target percentage of 4.5% of the company’s fully-diluted outstanding securities, and in recognition of his performance in 2009 and the first part of 2010, including his leadership with respect to the Series C and Series C-1 convertible preferred stock financings, establishment of our Brazil operations and production plant joint venture, the filing of the registration statement for our initial public offering, and the company’s research and development progress. In September 2010, the committee awarded options to purchase 15,000 shares of our common stock to Messrs. Boynton and Portela, 10,000 shares of our common stock to Ms. Hilleman, and 20,000 shares of our common stock to Ms. Tompkins. These September awards were in recognition of such individuals’ recent performance achievements on behalf of the company, including their support of the commercial transactions discussed above and our initial public offering and, in the case of Mmes. Hilleman and Tompkins, the closing of our Series C-1 and Series D convertible preferred stock financings described above.

Please see the “Outstanding Equity Awards at Fiscal Year End” table for information about the grant dates, exercise prices and vesting of option awards described in the preceding paragraph, all of which were granted with our standard five-year vesting schedule for options and at an exercise price per share equal to the fair market value of our common stock at the time of grant (as determined by the Board based on independent valuation reports prepared for the company).

Severance and Change of Control Agreements. We have entered into offer letters, or amendments to offer letters, with each of our named executive officers providing for certain payments upon termination of their employment with us without cause and upon termination without cause following a change of control. These payments, and the definition for this purpose of change of control, are described in detail below under “Potential Severance Payments upon Termination and upon Termination Following a Change in Control.”

We believe that these agreements appropriately balance our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. We note that our change in control terms include so-called “double trigger” provisions, so that the executive is not entitled to the severance payment by the mere occurrence of the change in control. We believe this feature will be an incentive to the executive to remain in the employ of the company if such continuation is required by our partner in a change in control transaction. We also believe that it is appropriate that our executives’ equity awards be treated, in the event of a change of control, like those of other employees and not accelerated if the executive’s employment continues following the change in control event.

Other Executive Benefits and Perquisites. We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan.

We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent.

Some of the executives whom we have hired, including Mr. Melo, held positions in locations outside of Northern California at the time that they agreed to join us. We have agreed in these instances to pay relocation expenses to these executives, including temporary housing, costs associated with commuting from our facilities to their family’s home outside of Northern California and reimbursement of expenses and losses incurred in disposing of real estate upon moving to Northern California. The amounts paid in 2010 to named executive officers are included in the “All Other Compensation” column in the “Summary Compensation Table” below and the associated footnotes. Given the cost of living in the San Francisco Bay Area relative to most other metropolitan areas in the U.S., we believe that in order for us not to be limited to hiring executives located near our headquarters in Emeryville, California, that we must be willing to offer to pay an agreed upon amount of relocation costs.

Other Compensation Practices and Policies. We have the following additional compensation practices and policies that apply to our named executive officers:

Timing of Equity Awards. The timing of equity awards has been determined by the Board or Leadership Development and Compensation Committee based on the Board’s or committee’s view at the time regarding the adequacy of executive equity interests in Amyris for purposes of retention and motivation.

We have recently adopted a policy regarding the grant dates for equity awards. As a privately-owned company, there was no market for our common stock. Accordingly, for fiscal 2010, we had no program, plan or practice pertaining to timing of stock option grants coinciding with the release of material non-public information or otherwise. In March 2011, our Board adopted regarding equity award grant dates, fixing grant dates in an effort to ensure the integrity of the equity compensation award granting process. This policy took effect beginning with equity awards granted after the adoption of the policy. Under the policy, equity compensation awards will generally be granted on the following schedule:

•	For equity awards to ongoing employees, the grant date is set as of the first business day of the week following the week in which the award is approved; and

•

For equity awards to new hires, the grant date is set as of the first business day of the week following later of the week in which the award is approved or the week in which the new hire commences his or her employment.

Tax Considerations. Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its president and chief executive officer and each of the other named executive officers (other than its chief financial officer), unless compensation is “performance based.” As we have only recently become a publicly-traded company, the Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, our 2010 Equity Incentive Plan includes various provisions designed to allow us to qualify stock options and other equity awards and performance based compensation under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year.

We expect that our Leadership Development and Compensation Committee will adopt a policy at some point in the future providing that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). Until such policy is implemented, our Leadership Development and Compensation Committee may, in its discretion, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Policy Regarding Restatements. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, the Board or the Leadership Development and Compensation Committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement. We anticipate that the Board or Leadership Development and Compensation Committee will adopt a policy regarding restatements in the future based on anticipated SEC and exchange regulations requiring listed companies to have a policy that requires repayment of incentive compensation that was paid to current or former executives over the three-year period prior to any restatement due to material noncompliance with financial reporting requirements.

Stock Ownership Policies. We have not established stock ownership or similar guidelines with regards to our executive officers. All of our executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us. We have generally targeted the market 75th percentile for executive officer equity compensation.

Leadership Development and Compensation Committee Report*

The Leadership Development and Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Amyris, Inc. Leadership Development and Compensation Committee of the Board

Ralph Alexander (Chair)

Samir Kaul

Patrick Pichette

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing

Summary Compensation Table

The following table sets forth information regarding compensation earned by our “named executive officers.” The named executive officers from 2010 are our CEO, our CFO and our three other most highly compensated executive officers in fiscal 2010.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Option Awards($)(2)	All Other Compensation($)		Total($)
John Melo	2010	500,000	424,048	4,800,219	80,999	(3)	5,805,266
President and Chief Executive Officer	2009	408,333	200,000	—	202,784	(4)	811,117

Jeryl Hilleman	2010	300,000	109,093	579,187	—		988,280
Chief Financial Officer	2009	300,000	149,365	—	—		449,365

Peter Boyton*	2010	360,000	100,000	1,663,017	40,824	(5)	2,163,841
Chief Commercial Officer

Mario Portela*	2010	300,000	104,516	2,103,975	36,292	(6)	2,544,783
Chief Operating Officer

Tamara Tompkins	2010	300,000	260,262	478,021	—		1,038,283
Senior Vice President and General Counsel	2009	272,867	37,341	33,797	—		344,005

*	Messrs. Boynton and Portela were not named executive officers for fiscal 2009.
1.	The amounts reported in this column represent discretionary bonuses determined by the Board. They include the discretionary bonuses discussed above, as well as spot bonuses aggregating approximately $5,000 to $10,000 per person for certain of the named executive officers based on completion of specific projects.
2.	The amounts in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are discussed in Note 11, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. See the “Grants of Plan-Based Awards” table for information on stock option grants made in fiscal 2009. These amounts do not correspond to the actual value that may be recognized by the named executive officers.
3.	Includes $9,616 in technology purchases for Mr. Melo, $17,976 of fees and expenses associated with participation in and attendance of professional association events and related travel expenses, $13,407 of personal travel expenses, including commuting expenses, and $40,000 for a portion of Mr. Melo’s membership costs for a venue used in part for business entertainment.
4.	Includes $145,907 for reimbursement for temporary housing and relocation expenses and a $56,877 gross-up to pay associated taxes on behalf of Mr. Melo.
5.	Includes $27,332 for reimbursement for temporary housing and relocation expenses and a $13,492 gross-up to pay associated taxes.
6.	Includes $24,298 for reimbursement for temporary housing and relocation expenses and an $11,994 gross-up to pay associated taxes.

Grants of Plan-Based Awards in Fiscal 2010

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during fiscal 2010 to our named executive officers.

Name	Grant Date(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Option Awards ($)(4)
John Melo	4/20/2010	298,004	20.41	4,800,219

Jeryl Hilleman	3/19/2010	40,000	14.28	450,416
	9/28/2010	10,000	16.50	128,771

Peter Boynton	1/7/2010	200,000	9.32	1,469,860
	9/28/2010	15,000	16.50	193,157

Mario Portela	1/7/2010	260,000	9.32	1,910,818
	9/28/2010	15,000	16.50	193,157

Tamara Tompkins	1/7/2010	30,000	9.32	220,479
	9/28/2010	20,000	16.50	257,542

1.	The grant date for each of these awards was generally the same date as the date that the Board approved the grant.
2.

Except for the January 7, 2010 grants to Messrs. Portela and Boynton, options vest at a rate of 1/60th of the original number of shares monthly from the vesting commencement date, which is a date fixed by the Board when granting options, until the fifth anniversary of the vesting commencement date, subject to continued service through each relevant vesting date. The January 7, 2010 grants to Messrs. Portela and Boynton vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, also subject to continued services through each relevant vesting date. Grants are subject to certain rights to acceleration of vesting upon a change in control of our company and termination of employment following a change in control, as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.” Options granted on 9/28/2010 were granted under our 2010 Equity Incentive Plan. All other options were granted under our 2005 Stock Option/Stock Issuance Plan.

3.	For options granted prior to September 28, 2010, the exercise price represents the fair market value of a share of our common stock, as determined by the Board, on the respective option grant date. For options granted on September 28, 2010, the exercise price represents the closing price of our common stock on NASDAQ on the same date. For a discussion of our methodology for determining the fair value of our common stock for the options, see Note 11 “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
4.	Reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be recognized by the named executive officers. The assumptions made in the valuation of the option awards are discussed in Note 11, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

The material terms of the named executive officers’ annual compensation, including base salaries, discretionary cash bonuses, our equity award granting practices and severance benefits and explanations of compensation decisions for cash and equity compensation during 2010 are described in the “Compensation Discussion and Analysis” section above. As noted below under “Agreements with Executives, none of our named executive officers has entered into a written employment agreement with us.

The stock option grants described in the Summary Compensation and Grants of Plan-Based Awards tables were made under our 2005 Stock Option/Stock Issuance Plan or our 2010 Equity Incentive Plan, which become effective in September 2010 upon our initial public offering. Following the effectiveness of the 2010 Equity Incentive Plan, no further awards can be granted under the 2005 Stock Option/Stock Issuance Plan. Outstanding awards granted from the 2005 Stock Option/Stock Issuance Plan remained outstanding following the initial public offering and continue to be subject to the 2005 Stock Option/Stock Issuance Plan and the applicable award agreements until such awards are exercised or until they terminate or expire by their terms.

In addition to the relocation expense reimbursement amounts paid to Mr. Boynton as reflected in “All Other Compensation” column of the “Summary Compensation Table,” the Leadership Development and Compensation Committee approved, in December 2010, reimbursement of additional amounts related to the sale of the former home of Mr. Boynton. The committee approved reimbursement of up to an additional $100,000 to Mr. Boynton, plus a gross-up for the resulting tax liability, to offset his losses incurred in connection with his move from Illinois to the San Francisco Bay Area, less any expenses paid by the company to a relocation service provider to assist Mr. Boynton in such sale process. None of this amount, which was contingent upon Mr. Boynton’s home sale, was paid to Mr. Boynton in 2010. (We previously agreed with Mr. Boynton in connection with his hiring that we would pay up to $100,000 in total relocation costs associated with his move to Northern California.)

2011 Compensation

In March 2011, the Leadership Development and Compensation Committee adopted a cash bonus plan for our executive officers. The 2011 bonus plan provides for the following bonus structure for executives, including the named executive officers:

•

Executives will become eligible for bonuses based upon company performance and individual performance. A percentage of each executive’s target bonus for the year will be allocated to each of these performance categories. For executives other than the CEO, 80% of target bonus eligibility will be based on company performance and 20% will be based on individual performance. For the CEO, 100% of target bonus eligibility will be based on company performance. For 2011, the committee set target bonus levels at approximately 30% of base salary for each of the named executive officers other than the CEO, whose bonus target was set at approximately 40% of his base salary.

•	The company performance category is weighted 40% for achievement of 2011 revenue targets, 20% for gross margin targets and 40% for projected 2012 revenue growth, as determined in early 2012.

•

Based on the foregoing structure, the committee will determine the percentage achievement levels for the company and individual performance categories following the end of 2011. The following table shows the percent of target bonus eligibility allocated to each these two categories that would be triggered based on percent of achievement of performance goals:

Metric & Payout	Minimum	Target	High
Company Performance
Company Performance	80%	100%	120%
Payout as a % of target bonus	50%	100%	150%
Individual Performance
Individual Performance	80%	100%	120%
Payout as a % of target bonus	80%	100%	120%

If the minimum threshold performance level for either of the company performance or individual performance categories is not achieved, no bonus eligibility would be triggered for the respective category.

•	Actual payment of any bonuses remains subject to the final discretion of the committee.

In addition, in March 2011, the Leadership Development and Compensation Committee approved equity awards certain executive officers, including the named executive officers. These included the following awards for named executive officers:

Name	Award Type	Shares/Units	Vesting Schedule
John Melo	Stock Option	84,000	4 years, monthly
John Melo	Restricted Stock Units	23,000	3 years, annual
Jeryl Hilleman	Stock Option	20,000	4 years, monthly
Peter Boynton	Stock Option	22,500	4 years, monthly
Mario Portela	Stock Option	29,000	4 years, monthly
Mario Portela	Restricted Stock Units	20,000	3 years, annual
Mario Portela	Restricted Stock Units	3,301	Fully vested on date of grant
Tamara Tompkins	Stock Option	34,000	4 years, monthly
Tamara Tompkins	Restricted Stock Units	10,000	3 years, annual

We have not granted significant restricted stock unit awards in the past; however the Leadership Development and Compensation Committee and Board believe that restricted stock units can be a helpful component of total compensation for executives in that they provide compensation tied to the value of the company that would not lose its retention value based on stock price volatility.

Outstanding Equity Awards as of December 31, 2010

The following table sets forth information regarding outstanding equity awards held as of December 31, 2010 by our named executive officers.

Name	Number of Securities Underlying Unexercised Options that are Exercisable (#)		Number of Securities Underlying Unexercised Options that are Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date
John Melo	925,000	(1)(2)(4)	—	$0.28	1/18/2017
	279,979	(1)(2)(5)	—	$3.93	8/25/2018
	298,004	(1)(3)(6)	—	$20.41	4/20/2020

Jeryl Hilleman	184,555	(1)(2)(7)	—	$3.93	2/27/2018
	40,000	(1)(3)(8)	—	$14.28	3/19/2020
	666	(3)(9)	9,334	$16.50	9/28/2020

Peter Boynton	200,000	(1)(2)(10)	—	$9.32	1/7/2020
	1,000	(3)(11)	14,000	$16.50	9/28/2020

Mario Portela	260,000	(1)(2)(12)	—	$9.32	1/7/2020
	1,000	(3)(11)	14,000	$16.50	9/28/2020

Tamara Tompkins	100,000	(1)(2)(13)	—	$0.28	5/8/2017
	10,000	(1)(2)(14)	—	$4.31	9/14/2019
	30,000	(1)(3)(15)	—	$9.32	7/7/2020
	1,333	(3)(11)	18,667	$16.50	9/28/2020

1.	Options granted under the 2005 Stock Option/Stock Issuance Plan to our named executive officers are immediately exercisable, regardless of vesting schedule.
2.	Options vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date, which is a date fixed by the Board when granting options, and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each relevant vesting date.
3.	Options vest at a rate of 1/60th of the original number of shares monthly from the vesting commencement date, which is a date fixed by the Board when granting options, until the fifth anniversary of the vesting commencement date.
4.	The vesting commencement date of this grant is 10/23/2006.
5.	The vesting commencement date of this grant is 06/03/2008.
6.	The vesting commencement date of this grant is 04/20/2010.
7.	The vesting commencement date of this grant is 01/28/2008.
8.	The vesting commencement date of this grant is 03/10/2010.
9.	The vesting commencement date of this grant is 08/01/2010.
10.	The vesting commencement date of this grant is 12/14/2009.
11.	The vesting commencement date of this grant is 08/01/2010.
12.	The vesting commencement date of this grant is 12/01/2009.
13.	The vesting commencement date of this grant is 11/06/2006.
14.	The vesting commencement date of this grant is 10/01/2008.
15.	The vesting commencement date of this grant is 10/27/2009.

Option Exercises and Stock Vested During Fiscal 2010

None of our named executive officers exercised any options in fiscal 2010. The following table shows information regarding vesting of restricted stock held by our named executive officers during fiscal 2010:

	Stock Awards
Name	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeryl Hilleman (2)	January 28, 2010	425	4,400
	February 28, 2010	424	4,388
	March 28, 2010	424	6,983
	April 28, 2010	424	6,983
	May 28, 2010	424	6,983
	June 28, 2010	424	6,983
	July 28, 2010	424	6,983
	August 28, 2010	424	6,983
	September 28, 2010	424	5,330
	October 28, 2010	424	5,584
	November 28, 2010	424	6,882
	December 28, 2010	424	8,573

Tamara Tompkins (3)	January 15, 2010	521	7,388
	February 15, 2010	521	7,388
	March 15, 2010	521	7,388

(1)	All shares in table were issued prior to fiscal 2010 upon early exercise (prior to vesting) of options issued to Ms. Hilleman and Ms. Tompkins under our 2005 Stock Option/Stock Issuance Plan. We retain a lapsing right of repurchase with respect to unvested shares resulting from the exercise of such option, and the vesting shown in the table above reflects the lapse of the repurchase right with respect to the shares vesting on such date.
(2)	All of the shares attributed to Ms. Hilleman in this table are beneficially owned by the Hilleman/Albright Family Trust dated July 24, 1990, of which Ms. Hilleman is a trustee. Values realized on vesting prior to September 28, 2010 (the date our stock began trading on NASDAQ) are based on Board determinations of fair market value for our common stock as of dates in proximity to the vesting dates, and Ms. Hilleman’s exercise price of $3.93 when she exercised the underlying option. The values for vesting dates before March 19, 2010 are calculated based on an assumed fair market value of $14.28 per share based on the Board’s determination as of March 19, 2010. The values for vesting dates after March 19, 2010 and before September 28, 2010 are calculated based on an assumed fair market value of $20.40 per share based on the Board’s determination as of May 19, 2010. For September 28, 2010 and vesting dates thereafter, the values are calculated based on the closing price as report on NASDAQ for our common stock on the date the stock vested, or $16.50 on September 28, 2010, $17.10 on October 28, 2010, $20.16 on November 26, 2010, and $24.15 on December 28, 2010. These amounts are presented solely for purposes of this table, and do not correspond to the actual value that may be recognized by Ms. Hilleman.
(3)	Values realized on vesting are based on Board determinations of fair market value for our common stock as of dates in proximity to the vesting dates, and Ms. Tompkins’ exercise price of $0.10 when she exercised the underlying option. The values for vesting dates are calculated based on an assumed fair market value of $14.28 per share based on the Board’s determination as of March 19, 2010. The award became fully vested as of March 15, 2011. These amounts are presented solely for purposes of this table, and do not correspond to the actual value that may be recognized by Ms. Tompkins.

Pension Benefits

None of our named executive officers participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participates in, or has account balances in, a traditional non-qualified deferred compensation plan or other deferred compensation plans maintained by us.

Potential Severance Payments upon Termination and upon Termination Following a Change in Control

The initial offer letters and amendments of the offer letters of Messrs. Melo, Boynton and Portela and Mmes. Hilleman and Tompkins provide that, if we terminate the employment of the respective named executive officer for any reason other than for cause, he or she will receive severance equal to 12 months of base salary, payable in accordance with our regular payroll practices. These payments will be terminated as of the date of commencement of employment with another employer. In addition, in the event of such termination, the respective named executive officer will receive COBRA benefits until the earlier of (i) 12 months from termination and (ii) commencement of employment with another employer.

We have also agreed that in the event we terminate any of our named executive officers without cause or constructively terminate the employment of any of our named executive officers, in either case within six months of a change of control of Amyris, the terminated individual will receive the benefits described in the preceding paragraph and accelerated vesting of 50% of any unvested shares subject to his or her outstanding options as of the date of termination. For Mr. Melo, we also agreed that, in any event, he would become vested in at least 75% of the shares subject to his options. For illustration, if, after applying the 50% acceleration of unvested shares described above, the total vested shares subject to Mr. Melo’s options were less than 75% of the total overall shares subject such options, then 75% of the shares subject to his outstanding options would become vested. However, if, after applying the 50% acceleration of unvested shares described above, the total vested shares subject to his options were more than 75% of the total overall shares subject to such options, then that greater number would apply.

As a condition to receipt of any of the benefits set forth in the preceding two paragraphs, the respective named executive officer must execute a release of claims in our favor and return to us any of our property and confidential information in his or her possession. In addition, to receive his severance and change of control benefits, Mr. Melo must resign from our Board of Directors.

For purposes of the above benefits, a change of control includes (i) any transaction after which our then current stockholders own less than 50% of the voting power of the surviving entity or its parent; (ii) a merger, reorganization or consolidation or other acquisition of Amyris after which our then-current stockholders transfer more than a majority of the voting power of the company; and (iii) a sale of all or substantially all of our assets. Constructive termination means resignation of employment within 120 days after any of the following events, each of which must occur within five months of our change of control, with respect to Mr. Melo and Ms. Hilleman and within six months of our change of control with respect to Messrs. Boynton and Portela and Ms. Tompkins: a material reduction in responsibilities or base salary (unless the reduction is comparable to and part of a reduction of all executive officers) or a relocation of principal office more than 50 miles from the location of the named executive officer’s office immediately before a change of control. If an event constituting grounds for constructive termination occurs, the respective named executive officer must give us notice of it within 90 days and we have 30 days to remedy the condition caused by that event. Cause is determined by the Board and includes any of the following: (i) failure or refusal to comply in any material respect with any of our policies; (ii) a violation of law or regulation applicable to our business; (iii) conviction or plea of no contest to a felony and in addition, in some instances a misdemeanor involving moral turpitude under the laws of the United States or any state; (iv) fraud or misappropriation of our property; (v) non-performance, non-compliance or interference with the other party’s performance under the terms of any confidentiality, invention assignment or proprietary information agreement with us or with a former employer, (vi) failure to satisfactorily perform duties after having received written notice of such failure and at least 30 days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of employment duties to us.

To the extent any severance benefits to a named executive officer constitute deferred compensation subject to Section 409A of the Code and that officer is deemed a “specified employee” under Section 409A, then we will defer payment of these benefits to the extent necessary to avoid adverse tax treatment.

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon (i) termination of employment other than for cause and (ii) termination without cause or constructive termination following a change in our control, modeling, in each situation, that termination and change of control, where applicable, occurred on December 31, 2010.

	Qualifying Termination Other Than for Cause not in Connection with a Change of Control			Qualifying Change of Control and Termination Without Cause or Constructive Termination Within 6 Months Following a Change of Control
Name	Base Salary($)(1)	COBRA Benefits($)(1)	Value of Accelerated Options or Shares($)	Base Salary($)(1)	COBRA Benefits($)(1)	Value of Accelerated Options or Shares($)(2)
John Melo	500,000	23,229	—	500,000	23,229	4,944,629
Jeryl Hilleman	300,000	23,229	—	300,000	23,229	1,253,634
Peter Boynton	360,000	16246	—	360,000	16,246	1,460,060
Mario Portela	300,000	23,229	—	300,000	23,229	1,876,700
Tamara Tompkins	300,000	23,229	—	300,000	23,229	600,049

(1)	The amounts in this column assume that the respective named executive officer has not started employment with another company before the expiration of 12 months from termination of his or her employment with us.
(2)	With respect to outstanding options as of December 31, 2010, this amount is equal to (a) the number of shares underlying unexercised options that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2010 change of control and employment termination, multiplied by (b) the excess of $26.68, the closing price of our common stock on NASDAQ as of December 31, 2010, over the exercise price of the option. With respect to unvested shares held by the named executive officer, this amount is equal to (a) the number of unvested shares that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2010 change of control and employment termination, multiplied by (b) $26.68.

Agreements with Executives

We do not have formal employment agreements with any of our named executive officers. The initial compensation of each named executive officer was set forth in an offer letter that we executed with him or her at the time his or her employment with us commenced and that, for Mr. Melo and Mmes. Hilleman and Tompkins, was later amended. Each offer letter provides that the named executive officer’s employment is at will.

As a condition to their employment, our named executive officers entered into non-competition, non-solicitation and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to solicit our employees during his or her employment and for a period of 12 months after the termination of his or her employment, (ii) not to compete with us or assist any other person to compete with us during the officer’s employment with us and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his or her employment.

See above “Executive Compensation—Potential Payments upon Termination and upon Termination Following a Change in Control” for a description of potential payments to our named executive officers on a change of control.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our currently-effective bylaws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain an insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

DIRECTOR COMPENSATION

Our employee directors, Messrs. Melo and Keith Kinkead Reiling, have not received any compensation in connection with their service as directors. The compensation that we pay to Mr. Melo is discussed in the “Executive Compensation” section of this prospectus. Mr. Reiling is employed in the capacity of Senior Vice President of Corporate Development and receives cash compensation and equity awards in such capacity, as determined by our Leadership Development and Compensation Committee.

For 2010, we paid certain of our non-employee directors who were not affiliated with any of our stockholders a $5,000 fee for each meeting attended by them. This policy applied to Mr. Alexander, Dr. Levinson and Ms. Piwnica. In fiscal 2010, pursuant to this policy, these directors earned the fees described in the table below.

Director Cash Compensation for Fiscal 2010

Name	Fees Earned or Paid in Cash ($)
Ralph Alexander	35,000
Arthur Levinson	20,000
Carole Piwnica	35,000

Except for meeting attendance fees in accordance with the policy described above, since our incorporation we have not paid any cash compensation to any of our directors for their service on the Board or on committees of the Board.

Certain of our directors were granted options to purchase shares of our common stock in fiscal 2010 as follows:

Director Option Awards in Fiscal 2010(1)

Name	Date of Grant	Number of Shares Underlying Unexercised Options(2)	Exercise Price Per Share($)	Vesting Start Date		Grant Date Fair Value of Option Awards($)(3)
Arthur Levinson	4/20/2010 9/28/2010	100,000 40,000	20.41 16.50	4/20/2010 4/20/2010	(4)(5) (4)(5)	1,610,790 515,084

Patrick Pichette	3/19/2010	100,000	14.28	3/4/2010	(4)(5)	1,126,040

(1)	At December 31, 2010, Messrs. Alexander, Levinson and Pichette held options to purchase an aggregate of 45,000, 140,000 and 100,000 shares of our common stock respectively.
(2)	None of the options reported in this table have been exercised as of the date of this Proxy Statement.
(3)	The amount in this column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used by us in determining the grant date fair value of option awards are set forth in Note 11 “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These amounts do not correspond to the actual value that could be recognized by the directors.
(4)	These options are immediately exercisable without regard to vesting schedule. We retain a right of repurchase of unvested shares resulting from the exercise of such options.
(5)	These options will vest in equal quarterly increments over three years from the vesting start date at a rate of 1/12 per quarter.

No other non-employee directors received any options to purchase shares of our common stock or other equity awards in connection with their service on the Board in 2010.

Narrative to Director Compensation Tables

In December 2010, the Board adopted a director compensation program to take effect on January 1, 2011. Under this program, in each case subject to final approval by the Board with respect to equity awards:

•

Each non-employee director would receive an annual cash retainer of $40,000, an initial award of an option to purchase 20,000 shares of our common stock upon joining the Board, and an annual award of an option to purchase 6,000 shares and of 3,000 restricted stock units. The initial option award would vest in equal annual installments over three years, and the annual option and restricted stock unit awards would become fully vested after one year.

•	The chair of the Audit Committee would receive an additional annual cash retainer of $15,000.

•	The chair of the Leadership Development and Compensation Committee would receive an additional annual cash retainer of $10,000.

•	The chair of the Nominating and Governance Committee would receive an additional annual cash retainer of $9,000.

•

Audit Committee, Leadership Development and Compensation Committee and Nominating and Governance Committee members other than the chair would receive an annual retainer of $7,500, $5,000 and $4,500, respectively.

Restricted stock units represent the right to receive full-value shares of our common stock. We have not granted significant restricted stock unit awards in the past; however the Leadership Development and Compensation Committee and Board found that restricted stock units could be a helpful component of total compensation for directors, in that they provide compensation tied to the value of the company that would not lose its retention value based on stock price volatility.

In general, we plan to pay all the retainers described above quarterly in arrears. In cases where a non-employee director serves for part of the year in a capacity entitling him or her to a retainer payment, the retainer will be prorated to reflect his or her period of service in that capacity. Non-employee directors are also eligible for reimbursement of their expenses incurred in attending Board meetings.

In February 2011, the Board approved the initial option grant of 20,000 shares to each of our current non-employee directors other than Dr. Levinson and Mr. Pichette, who received separate grants in 2010 as described above. Mr. Boisseau waived his initial option grant following approval and before grant. We expect that annual equity grants to directors will be approved at the Board’s first meeting after our annual meeting of stockholders (and at a similar time in future years).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Leadership Development and Compensation Committee for fiscal 2010 were Ralph Alexander, Samir Kaul and Patrick Pichette. The Leadership Development and Compensation Committee was established by the Board effective June 21, 2010 following our reincorporation in Delaware in preparation for our initial public offering. Prior to the establishment of the Leadership Development and Compensation committee, we had a Compensation Committee composed of Messrs. Doerr and Kaul and Dr. Duyk. None of these directors was an officer or employee o Amyris or any of our subsidiaries in fiscal 2010, nor are any of these directors former officers of Amyris or any of our subsidiaries. None of these directors has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors or as a member of the compensation or similar committee of any entity that has one or more executive officers who have served on our Board, Compensation Committee or Leadership Development and Compensation Committee during fiscal 2010. Messrs. Doerr and Kaul have pecuniary interests in their respective affiliated venture funds and may be deemed to have an interest in certain transactions with us, as more fully described in “Transactions with Related Persons” below.

TRANSACTIONS WITH RELATED PERSONS

In addition to the compensation arrangements, including employment, termination of employment and change-in-control and indemnification arrangements, discussed, when required, above under “Executive Compensation—Limitation of Liability and Indemnification,” the following is a description of each transaction since the beginning of 2010, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of the transactions in issue, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Warrants

In January 2010, we issued warrants to purchase an aggregate of 49,157 shares of our Series C preferred stock at an exercise price of $12.46 per share to entities associated with Advanced Equities Financial Corp., which entities were holders of more than 5% of a class of our capital stock at the time of such transactions. The holders of our warrants are entitled to specified registration rights (see below under “Registration Rights”

Preferred Stock Financings

In the latter part of 2009 and in January 2010, we sold an aggregate of 4,902,665 shares of our Series C preferred stock at $12.46 per share for an aggregate purchase price of approximately $61.1 million. In March 2010, we sold an aggregate of 2,724,766 shares of our Series C-1 preferred stock at $17.56 per share for an aggregate purchase price of approximately $47.8 million. In June 2010, we sold an aggregate of 7,101,548 shares of our Series D preferred stock at $18.75 per share for an aggregate purchase price of approximately $133.2 million.

Although none of our executive officers or directors purchased Series C, C-1 or D preferred stock, pursuant to a voting agreement last amended and restated on June 21, 2010, (i) KPCB Holdings, Inc., as nominee, TPG Biotechnology Partners II, L.P. and entities affiliated with Khosla Ventures each had a representative serving on the Board at the time the Series C preferred stock was purchased, and these directors may have been considered to beneficially own any Series C preferred stock purchased by the entities with which they were affiliated, and (ii) Lit Tele LLC had a representative serving on the Board at the time the Series C preferred stock was purchased, and this director may have been considered to beneficially own any Series C preferred stock purchased by the entity with which he is affiliated. These directors disclaim beneficial ownership of these securities. The terms of these purchases were the same as those made available to unaffiliated purchasers. The purchasers of these shares of our preferred stock are entitled to specified registration rights (see below under “Registration Rights”).

The following table summarizes the Series C, C-1 and D preferred stock, reflected on an as-issued and as-converted basis (as converted to common stock in our initial public offering on September 30, 2010), purchased by our executive officers, directors and holders of more than 5% of any class of our capital stock at the time of the transactions in issue, since January 1, 2010, in connection with the transactions described above in this section. The terms of these purchases were the same as those made available to unaffiliated purchasers.

Name	Shares of Series C Preferred Stock(#)	Shares of Series C Preferred Stock (on an as-converted basis)(#)	Shares of Series C-1 Preferred Stock(#)	Shares of Series C-1 Preferred Stock (on an as-converted basis)(#)	Shares of Series D Preferred Stock(#)	Shares of Series D Preferred Stock (on an as-converted basis)(#)
KPCB Holdings, Inc., as nominee(1)(5)	419,688	419,688	—	—	—	—
TPG Biotechnology Partners II,L.P.(2)(5)	419,687	419,687	—	—	—	—
Entities affiliated with Khosla Ventures II, L.P.(3)(5)	419,687	419,687	—	—	—	—
Entities associated with Advanced Equities Financial Corp.	174,675	174,675	—	—	—	—
Maxwell (Mauritius) Pte Ltd.	—	—	2,724,766	2,724,766	—	—
Entities associated with DAG Ventures II, L.P.	220,707	220,707	—	—	—	—
Total Gas & Power USA, SAS(4)(5)	—	—	—	—	7,101,548	9,651,004

(1)	John Doerr, one of our directors, is a manager of the general partners of entities affiliated with KPCB Holdings, Inc.
(2)	Dr. Geoffrey Duyk, one of our directors, is a partner of TPG Growth, LLC, an affiliate of TPG Biotechnology Partners II, L.P.
(3)	Samir Kaul, one of our directors, is a member of Khosla Ventures II, L.P.
(4)	Philippe Boisseau, one of our directors, is President, Gas & Power Division, Total S.A., the ultimate parent company of Total Gas & Power USA, SAS
(5)	The directors listed in the notes above disclaim beneficial ownership of these securities.

Stockholder Agreements

In connection with the sale of our Series C, C-1 and D preferred stock, we entered into agreements that grant customary preferred stock rights to all of our major preferred stock investors, including holders of more than 5% of our preferred stock at the time of the transactions in issue. The rights include registration rights, rights of first refusal, co-sale rights with respect to stock transfers, a voting agreement providing for the election of investor designees to the Board, information rights and other similar rights. All of these rights, other than the registration rights, terminated upon the completion of our initial public offering in September 2010.

Total

On June 21, 2010 we entered into agreements with affiliates of Total S.A. relating to their purchase of our Series D preferred stock and to our mutual collaboration on research, development, production and commercialization of chemical and/or fuel products.

On June 21, 2010, we sold 7,101,548 shares of our Series D preferred stock to Total Gas & Power USA, SAS for an aggregate of $133.2 million. The shares of Series D preferred stock were convertible into shares of our common stock on a one-for-one basis. Under the stock purchase agreement, if our initial public offering price was above $18.75 and the offering was completed on or before September 30, 2010, then Total would make an additional payment to us. The Series D preferred stock had a contingently adjustable conversion price such that: (i) in the event of a qualified initial public offering, or qualified IPO, on or before September 30, 2010 with an offering price less than $21.75, the conversion price will be reduced to the offering price divided by 1.16, and

(ii) in the event of a qualified IPO after September 30, 2010 with an offering price less than $24.38, the conversion price will be reduced to the offering price divided by 1.30. Based on our actual initial public offering price of $16.00 per share, the shares of Series D preferred stock were converted into 9,651,004 shares of our common stock. As of March 15, 2011, Total G&P beneficially owned 9,651,004 shares of the Company’s common stock, representing approximately 22.0% of the Company’s outstanding common stock (see “Security Ownership of Certain Beneficial Owners and Management” above).

In connection with Total’s equity investment, we agreed to appoint a person designated by Total to serve as a member of the Board in the class subject to the latest reelection date, and to use our reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Total to be re-nominated by the Board in the future. These membership rights terminate upon the earlier of Total holding less than half of the shares of common stock originally issuable upon conversion of the Series D preferred stock or a sale of our company. On December 8, 2010, the Board appointed Philippe Boisseau, President, Gas & Power Division, Total S.A., as a Class III director (whose initial term will expire at our annual meeting of stockholders to be held in 2013).

We also agreed with Total that, so long as Total holds at least 10% of our voting securities, we will notify Total if the Board seeks to cause the sale of our company or if we receive an offer to be acquired. In the event of such decision or offer, we must provide Total with all information given to an offering party and certain other information, and Total will have an exclusive negotiating period of 15 business days in the event the Board authorizes us to solicit offers to buy Amyris, or five business days in the event that we receive an unsolicited offer to be acquired. This exclusive negotiation period will be followed by an additional restricted negotiation period of 10 business days, during which we will be obligated to negotiate with Total and will be prohibited from entering into an agreement with any other potential acquirer. Total has also entered into a standstill agreement pursuant to which it agreed for a period of three years not to acquire in excess of the greater of 20% of our outstanding capital stock or the number of shares of Series D preferred stock purchased by Total (during the initial two years), or in excess of the greater of 30% of our outstanding common stock or the number of shares of Series D preferred stock purchased by Total (during the third year) of our common stock without the prior consent of the Board, except that, among other things, if another person acquires more than Total’s then current holdings of our common stock, then Total may acquire up to that amount plus one share.

We also entered into a technology license, development, research and collaboration agreement with another affiliate of Total. The agreement sets forth the terms for the research, development, production and commercialization of certain to be determined chemical and/or fuel products made through the use of our synthetic biology platform. The agreement establishes a multi-phased process through which projects are identified, screened, studied for feasibility, and ultimately selected as a project for development of an identified lead compound using an identified microbial strain. The agreement also contemplates that we and Total would work together on projects making microbial strains using pathways not currently under development by Amyris. Subject to agreement between Total and Amyris on the initial projects and associated expenses, Total has agreed to pay up to the first $50.0 million in research and development costs for the selected projects; thereafter the parties will share such costs equally. Amyris has agreed to dedicate the laboratory resources needed for collaboration projects. Total also plans to second employees at Amyris to work on the projects. Once a development project has commenced, the parties are obliged to work together exclusively to develop the lead compound during the project development phase. After a development project is completed, Amyris and Total expect to form one or more joint ventures to commercialize any products that are developed, with costs and profits to be shared on an equal basis, provided that if Total has not achieved profits from sales of a joint venture product equal to the amount of funding it provided for development plus an agreed upon rate of return within three years of commencing sales, then Total will be entitled to receive all profits from sales until this rate of return has been achieved. Each party has certain rights to independently produce commercial quantities of these products under certain circumstances, subject to paying royalties to the other party. In addition, Amyris has retained rights to produce and commercialize products in the following markets: flavors and fragrances; cosmetics; pharmaceuticals; consumer packaged goods; food additives; and pesticides.

The collaboration will be overseen by a management committee which is responsible for making strategic decisions and managing the overall direction of the collaboration. The management committee will oversee a joint steering committee tasked with managing and directing operations. Each committee will be comprised of three members from each party and all decisions must be made by a vote of any four members. The collaboration agreement also provides for us to establish several other committees and teams, including an exploratory team responsible for identifying and evaluating research and development opportunities, joint project teams responsible for specific development projects, a talent development and culture committee responsible for coordinating human resource matters and personnel matters, and a patent committee to oversee the filing, prosecution, maintenance, and defense of patents related to the collaboration.

Each of Total and Amyris will retain ownership over intellectual property it owned or controlled prior to commencement of a collaboration project. Amyris will own intellectual property created during a collaboration project related to improvements on our existing synthetic biology technology and our core metabolic pathway. In general, the parties will jointly own all other intellectual property created during a collaboration project. The agreement provides each of Total and us with licenses to use intellectual property owned or controlled by the other party or a collaboration joint venture entity for purposes of conducting collaboration activities and, subject in some cases to royalty payments to the licensing party, for certain other purposes.

Total has the right of first negotiation with respect to exclusive commercialization arrangements we would propose to enter into with certain third parties, as well as the right to purchase any of our products on terms no less favorable than those offered to or received by us from third parties in any market where Total or its affiliates have a significant market position. In the event that Amyris declines to participate on a project presented by Total, then Total has certain rights to require Amyris to work on that project. In that case, Total would pay all development costs, and Amyris would be entitled to certain royalties from any resulting products.

The collaboration agreement has an initial term of 12 years and is renewable by mutual agreement by the parties for additional three year periods. Neither we nor Total have the right to terminate the agreement voluntarily. We each have the right to terminate the agreement in the event the other party commits a material breach, is the subject of certain bankruptcy proceedings or challenges a patent licensed to it under the agreement. Total also has the right to terminate the agreement in the event we undergo a sale or change of control to certain entities. If we terminate the agreement due to a breach, bankruptcy or patent challenge by Total, all licenses we have granted to Total terminate except licenses related to products for which Total has made a material investment and licenses related to products with respect to which binding commercialization arrangements have been approved, which will survive subject, in most cases, to the payment of certain royalties to us by Total. Similarly, if Total terminates the agreement due to a breach, bankruptcy or patent challenge by us, all licenses Total has granted to us terminate except licenses related to products for which we have made a material investment, certain grant-back licenses and licenses related to products with respect to which binding commercialization arrangements have been approved, which will survive subject, in most cases, to the payment of certain royalties to Total by us. On expiration of the agreement, or in the event the agreement is terminated for a reason other than a breach, bankruptcy or patent challenge by one party, licenses applicable to activities outside the collaboration generally continue with respect to intellectual property existing at the time of expiration or termination subject, in most cases, to royalty payments. There are circumstances under which certain of the licenses granted to Total will survive on a perpetual, royalty-free basis after expiration or termination of the agreement. Generally these involve licenses to use our synthetic biology technology and core metabolic pathway for purposes of either independently developing further improvements to marketed collaboration technologies or products or the processes for producing them within a specified scope agreed to by us and Total prior to the time of expiration or termination, or independently developing early stage commercializing products developed from collaboration compounds that met certain performance criteria prior to the time the agreement expired or was terminated and commercializing products related to such compounds. After the agreement expires, we may be obligated to provide Total with ongoing access to our laboratory facilities to enable Total to complete research and development activities that commenced prior to termination.

Registration Rights

Demand Registration Rights

At any time beginning 180 days after the completion of our initial public offering (which occurred on September 30, 2010) and ending on June 21, 2013, the holders of at least 30% of the shares having registration rights under our investors’ rights agreement may request that we file a registration statement under the Securities Act covering the shares of the requesting holders. We will be obligated to use our commercially reasonable efforts to register such shares if they represent at least 20% of the shares resulting from conversion of our preferred stock and if the anticipated aggregate price to the public is at least $5,000,000. We are required to effect no more than two registration statements upon exercise of these demand registration rights. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders.

Piggyback Registration Rights

If we register any of our securities for public sale, the stockholders with registration rights will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans, the offer and sale of debt securities, or a registration on any registration form that does not include the information required for registration of the shares having piggyback registration rights. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 25% of the total shares covered by the registration statement.

Form S-3 Registration Rights

The holders of shares having registration rights can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $2,000,000. We are required to file no more than one registration statement on Form S-3 upon exercise of these rights in any 12-month period. We may postpone the filing of a registration statement on Form S-3 for up to 90 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders.

Registration Expenses

We will pay all expenses incurred in connection with exercise of demand and piggyback registration rights, except for underwriting discounts and commissions. However, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares requested to be included in such a registration statement, subject to limited exceptions. The expenses associated with exercise of Form S-3 registration rights will be borne pro rata by the holders of the shares registered on such Form S-3.

Expiration of Registration Rights

The registration rights described above will expire on September 30, 2015, five years after the completion of our initial public offering.

Indemnification Arrangements

Please see “Executive Compensation—Limitation of Liability and Indemnification” above for information on our indemnification arrangements with our directors and executive officers.

Executive Compensation and Employment Arrangements

Please see “Management—Executive Compensation” and “Management—Agreements with Executives” for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

Related Person Transaction Policy

Our policy adopted by the Board requires that any transaction with a related party that must be reported under applicable SEC rules, other than compensation related matters, must be reviewed and approved or ratified by our Audit Committee. Another independent body of the Board must provide such approval or ratification if the related party is, or is associated with, a member of the Audit Committee or if it is otherwise inappropriate for the Audit Committee to review the transaction. The Audit Committee has not adopted policies or procedures for review of, or standards for approval of, these transactions.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Amyris stockholders may be “householding” our proxy materials. A single copy of the Notice or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or other proxy materials, you may: (1) notify your broker; (2) direct your written request to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608 or to investor@amyris.com; or (3) contact Amyris Investor Relations at (510) 740-7481. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the documents was delivered.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our 2011 annual meeting, at no charge, a copy of our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on March 14, 2011, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://investors.amyris.com/index.cfm as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of Proxy Statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to Amyris Investor Relations, attention Erica Mannion or Paul Cox, at investor@amyris.com, calling (510) 740-7481, or writing to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2012, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 10, 2011. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2012 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not later than March 10, 2012 nor earlier than February 9, 2012.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Tamara Tompkins

SVP, General Counsel and Secretary

Emeryville, California

April 8, 2011

AMYRIS

Shareowner ServicesSM

P.O. Box 64945

St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET - www.eproxy.com/amrs Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 23, 2011.

PHONE - 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 23, 2011.

MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

Board’s Voting Recommendations are FOR Proposals 1, 2 and 4 and for THREE YEARS on Proposal 3.

The Board of Directors recommends a vote FOR all of the following nominees.

1. Election of the three Class I directors nominated by the Board of Directors to serve on the Board of Directors for a three-year term.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends a vote FOR the following proposal.

2. Advisory vote on a resolution approving the compensation of the named executive officers (the “say-on-pay vote”).

The Board of Directors recommends a vote for THREE YEARS on the following proposal.

3. Advisory vote on the frequency of the say-on-pay vote.

The Board of Directors recommends a vote FOR the following proposal.

4. Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Address Change? Mark box, sign, and indicate changes below:

01 Samir Kaul

02 Carole Piwnica

03 Fernando de Castro Reinach

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

For Against Abstain

Three Years Two Years One Year Abstain

For Against Abstain

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

AMYRIS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 24, 2011

9:00 a.m. Pacific Time

5885 Hollis Street

Suite 100

Emeryville, California

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 24, 2011. The Proxy Statement and our 2010 Annual Report to Stockholders are available at http://www.allianceproxy.com/amyris/2011

AMYRIS proxy

PROXY FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMYRIS, INC.

The signer of this proxy hereby appoints John Melo and Jeryl Hilleman, and each of them, with full power of substitution, to represent the signer and to vote all of the shares of stock in Amyris, Inc. (the “Company”) that the signer is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company’s headquarters, 5885 Hollis Street, Suite 100, Emeryville, California on Tuesday, May 24, 2011 at 9:00 a.m. Pacific Time and at any continuation, adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of all the nominees listed on the reverse side for the Board of Directors, FOR Proposals 2 and 4 and for THREE YEARS with respect to Proposal 3.

See reverse for voting instructions.

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